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                                                                     Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             COBALT HOLDING COMPANY,

                              COBALT MERGER CORP.,

                                       AND

                             INTERGRAPH CORPORATION

                           DATED AS OF AUGUST 31, 2006

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                                TABLE OF CONTENTS

SECTION 1.          THE MERGER..........................................................................         1
      Section 1.1   The Merger; Effects of the Merger...................................................         1
      Section 1.2   Closing.............................................................................         2
      Section 1.3   Effective Time......................................................................         2
      Section 1.4   Directors and Officers of the Surviving Corporation.................................         2

SECTION 2.          CONVERSION OF SECURITIES............................................................         2
      Section 2.1   Conversion of Capital Stock.........................................................         2
      Section 2.2   Dissenting Shares...................................................................         3
      Section 2.3   Company Options, Restricted Shares, Restricted Share Units and ESPP.................         3
      Section 2.4   Exchange of Certificates............................................................         5
      Section 2.5   Withholding.........................................................................         6
      Section 2.6   Transfer Taxes......................................................................         6

SECTION 3.          REPRESENTATIONS AND WARRANTIES OF COMPANY...........................................         6
      Section 3.1   Organization and Qualification......................................................         7
      Section 3.2   Authority...........................................................................         8
      Section 3.3   Capitalization......................................................................         8
      Section 3.4   Company Subsidiaries................................................................        10
      Section 3.5   SEC Filings; Financial Statements; Undisclosed Liabilities..........................        10
      Section 3.6   Absence of Certain Changes or Events................................................        12
      Section 3.7   Compliance with Laws................................................................        12
      Section 3.8   Claims, Actions and Proceedings.....................................................        12
      Section 3.9   Contracts and Other Agreements......................................................        13
      Section 3.10  Intellectual Property...............................................................        15
      Section 3.11  Real Property; Title to Assets......................................................        18
      Section 3.12  Insurance...........................................................................        18
      Section 3.13  Tax Matters.........................................................................        19
      Section 3.14  Employee Benefit Plans..............................................................        21
      Section 3.15  Labor and Employee Matters..........................................................        22
      Section 3.16  Environmental Matters...............................................................        23
      Section 3.17  No Breach...........................................................................        24
      Section 3.18  Board Approvals; Anti-Takeover; Vote Required.......................................        25
      Section 3.19  Financial Advisor...................................................................        25
      Section 3.20  Information in the Proxy Statement..................................................        26
      Section 3.21  Affiliate Transactions..............................................................        26
      Section 3.22  No Other Representations or Warranties; Investigation by Parent.....................        26

SECTION 4.          REPRESENTATIONS AND WARRANTIES OF PARENT............................................        26
      Section 4.1   Organization........................................................................        27
      Section 4.2   Authority to Execute and Perform Agreement..........................................        27
      Section 4.3   No Conflict; Required Filings and Consents..........................................        27
      Section 4.4   Information in the Proxy Statement..................................................        27
      Section 4.5   Litigation..........................................................................        28
      Section 4.6   Financing...........................................................................        28
      Section 4.7   Guarantee...........................................................................        28
      Section 4.8   Parent and Merger Sub...............................................................        29
      Section 4.9   Brokers.............................................................................        29
      Section 4.10  No Other Representations or Warranties..............................................        29

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
SECTION 5.          CONDUCT OF BUSINESS PENDING THE MERGER; NO SOLICITATION; EMPLOYEE MATTERS...........        29
      Section 5.1   Conduct of Business.................................................................        29
      Section 5.2   No Solicitation.....................................................................        33
      Section 5.3   Employee Matters....................................................................        36

SECTION 6.          ADDITIONAL AGREEMENTS...............................................................        37
      Section 6.1   Proxy Statement.....................................................................        37
      Section 6.2   Company Stockholders Meeting........................................................        38
      Section 6.3   Access to Information, Confidentiality..............................................        38
      Section 6.4   Regulatory Filings; Reasonable Efforts..............................................        38
      Section 6.5   Directors and Officers Indemnification and Insurance................................        40
      Section 6.6   Director Resignations...............................................................        41
      Section 6.7   Conduct of Business of Parent and Merger Sub Pending the Merger.....................        42
      Section 6.8   Financing...........................................................................        42
      Section 6.9   Public Disclosure...................................................................        44
      Section 6.10  Notification of Certain Matters.....................................................        44

SECTION 7.          CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PARTIES TO CONSUMMATE THE MERGER......        45
      Section 7.1   Conditions to Obligations of Each Party to Effect the Merger........................        45
      Section 7.2   Additional Conditions to the Obligations of Parent and Merger Sub...................        45
      Section 7.3   Additional Conditions to the Obligations of the Company.............................        45

SECTION 8.          TERMINATION, AMENDMENT AND WAIVER...................................................        46
      Section 8.1   Termination.........................................................................        46
      Section 8.2   Effect of Termination...............................................................        47
      Section 8.3   Fees and Expenses...................................................................        49
      Section 8.4   Amendment...........................................................................        49
      Section 8.5   Waiver..............................................................................        49

SECTION 9.          MISCELLANEOUS.......................................................................        49
      Section 9.1   Entire Agreement....................................................................        49
      Section 9.2   No Survival.........................................................................        50
      Section 9.3   Parent Guarantee....................................................................        50
      Section 9.4   Notices.............................................................................        50
      Section 9.5   Binding Effect; No Assignment; No Third-Party Beneficiaries.........................        51
      Section 9.6   Severability........................................................................        51
      Section 9.7   Governing Law.......................................................................        51
      Section 9.8   Submission to Jurisdiction; Waiver..................................................        51
      Section 9.9   Specific Enforcement; Remedies......................................................        52
      Section 9.10  Interpretation......................................................................        52
      Section 9.11  No Waiver of Rights.................................................................        53
      Section 9.12  Counterparts; Facsimile Signatures..................................................        53

Index of Defined Terms..................................................................................   Annex A

EXHIBITS:

Exhibit A - Certificate of Incorporation of Surviving Corporation
Exhibit B - By-laws of Surviving Corporation

                                       ii

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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of August 31, 2006, is by and among Cobalt Holding Company ("Parent"), a newly-formed Delaware corporation, Cobalt Merger Corp. ("Merger Sub"), a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Parent, and Intergraph Corporation (the "Company"), a Delaware corporation.

      WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and has approved and declared it advisable for the Company, to enter into this Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein, and (ii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

      WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved and declared it advisable to enter into this Agreement providing for the Merger in accordance with the DGCL, upon the terms and conditions set forth herein;

      WHEREAS, as a condition and material inducement to the Company's willingness to enter into this Agreement, the Sponsors and the Lenders have delivered to the Company the Commitment Letters and the Sponsors have delivered to the Company the Guarantees; and

      WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      SECTION 1 THE MERGER.

      Section 1.1 The Merger; Effects of the Merger.

            (a) At the Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, the Company and Merger Sub shall consummate a merger (the "Merger") pursuant to which Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation of the Merger (sometimes hereinafter referred to as, the "Surviving Corporation").

            (b) The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (i) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Surviving Corporation shall continue to be governed by the laws of the State of Delaware; (iii) the corporate existence of the Surviving Corporation with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) all the property, rights, privileges, immunities, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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            (c) The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time, substantially in the form attached hereto as Exhibit A, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

            (d) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit B, shall be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such by-laws.

      Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 11:00 a.m. (New York time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Section 7 capable of satisfaction prior to the Closing (it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of the conditions that by their terms are to be satisfied at Closing), at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, Tennessee 37238, unless another time, date and/or place is agreed to in writing by the parties hereto; provided, however, that Parent and Merger Sub shall not be required to close prior to the earlier of (i) a date during the Marketing Period specified by Merger Sub on no less than three business days' notice to the Company and (ii) the end of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

      Section 1.3 Effective Time. At the Closing, Parent, Merger Sub and the Company shall cause the Merger to be consummated by executing and filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger, such time referred to herein as the "Effective Time." Parent, Merger Sub and the Company shall make all other filings or recordings required under the DGCL in connection with the Merger.

      Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

      SECTION 2 CONVERSION OF SECURITIES.

      Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any shares of outstanding common stock of the Company, par value $0.10 per share (including the associated Company Rights, the "Company Common Stock"), or the other securities described below:

            (a) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares), shall be cancelled and converted into the right to receive $44.00 in cash, without interest (the "Per Share Price"), payable to the holder thereof (the "Merger Consideration"), upon the surrender in accordance with
Section 2.4 of the certificate that formerly evidenced such shares, or as otherwise specified for Book-Entry Shares. From and after the

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Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Book Entry Shares or a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right, subject to Section 2.4 and Section 2.5, to receive the applicable Merger Consideration therefor.

            (b) Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            (c) Cancellation of Treasury Stock; Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (d) Adjustments. The Per Share Price shall be appropriately adjusted for any stock dividend, stock split or like transaction affecting the Company Common Stock after the date hereof and prior to the Effective Time.

      Section 2.2 Dissenting Shares.

            (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of shares of Company Common Stock who are entitled to demand and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder's rights under Section 262 of the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive, subject to Section
2.4 and Section 2.5, the Merger Consideration as set forth in Section 2.1(a) of this Agreement.

            (b) The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld) or as otherwise required by applicable Law, make any payment with respect or settle or offer to settle any such demands.

      Section 2.3 Company Options, Restricted Shares, Restricted Share Units and ESPP. Except to the extent otherwise agreed in writing by the Company and Parent prior to the Effective Time:

            (a) The Company shall ensure that, (i) immediately prior to the Effective Time, each outstanding option to acquire shares of Company Common Stock ("Company Options") granted under the Company's Amended and Restated 1997 Stock Option Plan, Second Amended and Restated 2002 Stock Option Plan, Amended and Restated Non-Employee Director Stock Option Plan, and 2004 Equity Incentive Plan (collectively, the "Stock Option Plans"), shall become fully vested and exercisable

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(without regard to whether the Company Options are then vested or exercisable),
(ii) at the Effective Time, all Company Options not theretofore exercised shall be cancelled and, in exchange therefor, converted into the right to receive a cash payment from the Surviving Corporation in an amount equal to the product of
(x) the excess, if any, of the Per Share Price over the exercise price of each such Company Option and (y) the number of shares of Company Common Stock subject to such Company Option to the extent not previously exercised (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5), and (iii) after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in subsection (ii) without interest. In the event the exercise price per share of Company Common Stock subject to a Company Option is equal to or greater than the Per Share Price, such Company Option shall be cancelled without consideration and have no further force or effect.

            (b) The Company shall ensure that, immediately prior to the Effective Time, (i) each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Stock Option Plan (collectively, "Restricted Shares") which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions (without regard to whether the Restricted Shares are then vested or the applicable restrictions have then lapsed) and (ii) the holder thereof shall receive in exchange for each Restricted Share a cash payment from the Company in an amount equal to the Per Share Price with respect to each such Restricted Share, less any required withholding Taxes pursuant to Section 2.5.

            (c) The Company shall ensure that, (i) immediately prior to the Effective Time, each restricted share unit under any Stock Option Plan ("RSUs") which is outstanding as of the Effective Time, shall vest and become free of any lapse restrictions (without regard to whether the RSUs are then vested or the applicable restrictions have lapsed) and, as of the Effective Time be canceled, and (ii) at the Effective Time, and in lieu of settling such RSUs in shares of Company Common Stock, the holder thereof shall be entitled to receive a cash payment from the Surviving Corporation, in consideration for such cancellation, in an amount equal to the sum of (1) the product of (A) the number of shares previously subject to such RSU and (B) the Per Share Price, and (2) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any required withholding Taxes pursuant to Section 2.5. The aggregate amount specified in Sections 2.3(a) and (c) with respect to the Company Options and RSUs is referred to herein as the "Cash Out Amount."

            (d) The Company shall ensure that, (i) the Company's 2005 Employee Stock Purchase Plan (the "ESPP" and together with the Stock Option Plans, the "Equity Plans") shall be suspended and no new offering periods will be commenced subsequent to the date hereof, (ii) with respect to persons participating in the ESPP on the date hereof (and who have not withdrawn from or otherwise ceased participation in the Plan prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the ESPP's terms, (iii) any remaining balances in the withholding accounts of the participants in the ESPP are returned in accordance with the terms of the ESPP, and (iv) there are no outstanding rights of participants under the ESPP following the termination thereof at the Effective Time as provided in Section 2.3(e).

            (e) The Company shall ensure that, as of the Effective Time, the Equity Plans shall terminate and that no person shall have any right under the Equity Plans, except as set forth herein (including, to the extent necessary, obtaining any necessary consents of the holders of Company Options, Restricted Shares and RSUs to effect this Section 2.3).

            (f) At or promptly after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, deliver the applicable Cash Out Amount to the holders of Company Options and RSUs, without interest and less any applicable withholding Taxes, which

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payments may, at Parent's request, be conditioned upon the execution and delivery of a letter of transmittal (in customary form). If for any reason the Surviving Corporation does not have adequate freely available and unrestricted cash to pay the aggregate Cash Out Amount, (i) Parent shall promptly deposit additional cash with the Surviving Corporation sufficient to make all required payments to the holders of Company Options and RSUs in respect of the Cash Out Amount and (ii) Parent and the Surviving Corporation shall in any event be liable for payment thereof.

            (g) Notwithstanding any other provision in this Section 2.3 to the contrary, the Company shall reasonably cooperate (at Parent's expense) with Parent to allow, immediately prior to the Effective Time, certain Restricted Shares to be contributed to Parent in exchange for shares of common stock of Parent, with the written agreement of Parent and the holders of such Restricted Shares.

      Section 2.4 Exchange of Certificates.

            (a) Paying Agent. Prior to the Effective Time, the Parent shall designate a bank or trust company reasonably acceptable to Company to act as paying agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") and to receive the funds to which holders of shares of Company Common Stock will become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall provide, or shall cause to be provided, to the Paying Agent cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund"). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1, Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration and Parent and the Surviving Corporation shall in any event be liable for payment thereof.

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each (i) record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of the Company Common Stock (the "Certificates") or (ii) holder, as of the Effective Time, of shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only, subject to Section 2.4(c), upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or Book Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or applicable book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered for cancellation as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.

            (c) Lost Certificates. If any Certificate has been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that

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

may be made against it or the Parent with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto without interest.

            (d) Transfer Books; No Further Ownership Rights in Shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled against delivery of the Merger Consideration as provided in this Section 2 without interest.

            (e) Termination of Exchange Fund. At any time following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

            (f) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      Section 2.5 Withholding. Each of Parent, Company and the Surviving Corporation is entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock (including Restricted Shares), Company Options, or RSUs such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax Law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      Section 2.6 Transfer Taxes. If payment of the Merger Consideration payable to a holder of shares of Company Common Stock pursuant to the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered (or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable).

      SECTION 3 REPRESENTATIONS AND WARRANTIES OF COMPANY. Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule") or (ii) as disclosed in reasonable detail in the Company SEC Reports filed prior to the date hereof (other than disclosure referred to in the "Factors That May Affect Future Results," "Risk Factors" or "Forward Looking Statements" sections of such Company SEC Reports), the Company hereby makes

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

the representations and warranties set forth in this Section 3 to Parent and Merger Sub. The section numbers of the Company Disclosure Schedule are numbered to correspond to the section numbers of this Agreement to which they refer. Any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent.

      Section 3.1 Organization and Qualification.

            (a) Each of the Company and each subsidiary of the Company (all such Company subsidiaries being, collectively, the "Company Subsidiaries") is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions (collectively, "Laws") of any court or any nation, government, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government ("Governmental Entity") of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets it purports to own and to carry on its business as now being conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions where the nature of their business or the ownership, leasing or operation of their properties make such qualification or authorization necessary, except for jurisdictions in which the failure to be so qualified or authorized or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean (i) any event, circumstance, development, change or effect that is, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, development, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse
Effect: (A) the announcement of the execution of this Agreement or the pendency of consummation of the Merger, (B) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and the Company Subsidiaries conduct their business (including, without limitation, the applicable software, design and spatial industries), so long as such conditions do not adversely affect the Company or the Company Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (C) any change in general budget or appropriations policies of any Governmental Entities (as opposed to individual procurement decisions) or any applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company or the Company Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (D) any failure by the Company to meet any published estimates of revenues, earnings or other financial projections (it being understood, however, that any events, changes or developments causing or contributing to such failures may, except as provided in any of (A), (B), (C),
(E), (F) or (G) of this definition, be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred),
(E) any outbreak or escalation of war of hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as such conditions do not adversely affect the Company or the Company Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (F) a decline in the price, or a change in the trading volume, of the Company Common Stock on the Nasdaq National Market (including any successor exchange, "Nasdaq") (it being understood, however, that any events, changes or developments causing or contributing to such decline or change may, except as provided in any of (A), (B), (C), (D), (E) or (G) of this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred) and (G) taking any action outside of the ordinary course of business required by this Agreement, or taking or not taking any actions outside ordinary course of business at the written request of, or with the written consent of, Parent (including, without limitation, any actions requested pursuant to Section 5.1(a)(iii)), and (ii) an effect that prevents the Company's ability to consummate the transactions contemplated hereby in accordance with this Agreement prior to the outside dates specified in Section 8.1.

            (b) The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and by-laws, or other organizational documents, of the Company and each material Company Subsidiary set forth in Section 3.4(a) of the Company Disclosure Schedule (each, a "Material Company Subsidiary") as presently in effect. The Company is not in default in the performance, observation or fulfillment of its certificate of incorporation or by-laws. The Company Subsidiaries are not in default, in any material respect, in the performance, observation or fulfillment of their respective certificate of incorporation or by-laws or other organizational documents.

      Section 3.2 Authority. The Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and, subject in the case of consummation of the Merger to the adoption of this Agreement by the requisite holders of Company Common Stock, to perform its obligations hereunder and thereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

      Section 3.3 Capitalization.

            (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which, as of August 23, 2006, 29,414,834 shares (including an aggregate of 642,767 Restricted Shares and RSUs for which the restrictions have not lapsed) were issued and outstanding and 27,946,528 shares were held in the treasury of the Company. All of the issued and outstanding shares of such Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and, other than Company Rights, were issued free of any preemptive (or similar) rights. The Company is not authorized to issue and does not have any issued and outstanding preferred stock.

            (b) As of August 23, 2006, the Company has reserved 3,928,044 shares of Company Common Stock for issuance pursuant to all of the Company Option Plans, of which Company Options to purchase 1,111,851 shares of Company Common Stock with a weighted average exercise price of $15.8155 per share were outstanding as of August 23, 2006 (all of which had an exercise price less than the Per Share Price), and 2,816,193 shares remain available for grant as of such date. The maximum remaining number of shares of Company Common Stock authorized for purchase under the ESPP, as of August 23, 2006, is 936,586 shares. All shares of Company Common Stock reserved for issuance as specified above, shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and, other than Company Rights, will not be issued subject to any preemptive (or similar) rights.

            (c) Except for (i) shares of Company Common Stock indicated in
Section 3.3(a) as issued and outstanding as of August 23, 2006 and (ii) shares issued after August 23, 2006 but prior to the date hereof as Restricted Shares, or upon the exercise of Company Options or RSUs granted prior to the date hereof or "Options" under the ESPP, at the Effective Time there will not be any shares of Company Common Stock issued and outstanding. Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, no Company Options, RSUs or Restricted Shares have been issued since August 23, 2006.

            (d) No registration rights involving the Company securities will survive consummation of the Merger.

            (e) The Company's authorized capital stock consists solely of the Company Common Stock described in Section 3.3(a). There are not authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, instrument, contracts, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the Company Common Stock or other securities of the Company or to make payments with respect to the value of any of the foregoing or obligating the Company to grant, extend or enter into any such agreement or commitment, other than (i) Company Options and RSUs outstanding on the date hereof, (ii) the rights (the "Company Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of March 5, 2002 (the "Company Rights Agreement"), between the Company and Computershare Investor Services, LLC, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred and (iii) "Options" issued pursuant to the ESPP. There are no stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company to which the Company or any of its officers or directors are a party and, to the knowledge of the Company, no other party is a party to any stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company.

            (f) The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote.

            (g) The Company Common Stock constitutes the only class of securities of the Company registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act").

            (h) Section 3.3(h) of the Company Disclosure Schedule sets forth a schedule of all outstanding cash, cash equivalents and marketable debt investments (collectively, "Cash Equivalents") of the Company and the Company Subsidiaries as of July 31, 2006, including the currency in which such Cash Equivalents are denominated, the entity that owns such Cash Equivalents and the country in which such Cash Equivalents are held. Neither the Company nor any Company Subsidiary is a party to any Contract (excluding, for avoidance of doubt, any solvency or capital surplus requirements under applicable Law) that would prevent any Cash Equivalents of the Company or the Company Subsidiaries from being utilized to satisfy in part the Merger Consideration.

      Section 3.4 Company Subsidiaries.

            (a) Section 3.4(a) of the Company Disclosure Schedule sets forth a complete list of the names and jurisdictions of organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary have been duly authorized, validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any pledges, charges, liens, encumbrances, restrictions on the transfer, voting or dividend rights, rights of first offer or first refusal, security interests or adverse rights or claims of any nature whatsoever ("Liens"), except for (i) Liens for current taxes and assessments not yet past due or that are being contested in good faith, (ii) Liens imposed by applicable Law, and (iii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company's ownership interest in such Company Subsidiary or the ability of Parent, the Company or any Company Subsidiary to pledge such shares or other equity interests of such Company Subsidiary in connection with the Debt Financing. None of the Company Subsidiaries own any shares of Company Common Stock.

            (b) There are not any authorized or outstanding subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, claims, contracts or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver, sell, register, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company Subsidiary or to make payments with respect to the value of any foregoing or obligating the Company Subsidiary to grant, extend or enter into any such agreement.

      Section 3.5 SEC Filings; Financial Statements; Undisclosed Liabilities.

            (a) The Company has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by the Company to, the United States Securities and Exchange Commission (the "SEC") for all periods beginning on or after January 1, 2003 (the "Company SEC Reports"). The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), and did not, as of their respective dates (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent and Merger Sub copies of all comment letters from the SEC relating to the Company SEC Reports and all responses thereto. As of the date of this Agreement, there are not outstanding or unresolved comments in comment letters received from the SEC. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review. No Company Subsidiary is required to file any form, report, registration, statement or other document with the SEC.

            (b) The consolidated financial statements contained in the Company SEC Reports (including the related notes and schedules, where applicable) (the "Financial Statements") (i) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows and statements of stockholders equity of the Company and its consolidated subsidiaries as of and for the periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and, with respect to pro forma financial statements, to the qualifications stated therein), (ii) have been prepared in all material respects in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except as otherwise indicated therein or, in the case of the unaudited quarterly financial statements as permitted by Form 10-Q, and (iii) when filed complied as to form in all material respects with the rules and regulations of the SEC with respect thereto. Since December 31, 2005, there has been no material change in the Company's accounting methods or principles that would be required to be disclosed in the Company's financial statements in accordance with GAAP, except as described in the notes to such financial statements. The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. The Company's principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company's principal executive officer and principal financial officer have made, with respect to the Company SEC Reports, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, the Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting except as disclosed in the Company SEC Reports filed prior to the date hereof. As of the date hereof, neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

            (c) To the knowledge of the Company, neither the Company, any Company Subsidiaries, nor any of their respective officers or directors, nor any of the Company's Affiliates (including any holder of five percent (5%) or more of the Company's outstanding equity interests) (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism;
(B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering or (iv) is under investigation by any governmental authority for money laundering.

            (d) Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities and obligations (i) reflected or reserved against on the Financial Statements in accordance with GAAP or reasonably apparent from the notes or management's discussion and analysis related thereto, (ii) incurred in connection with the transactions contemplated herein or since the date of the most recently audited Financial Statements in the ordinary course of business consistent with past practice, (iii) discharged or paid prior to the date of this Agreement, or (iv) that have not had, individually or in the aggregate, a Company Material Adverse Effect.

      Section 3.6 Absence of Certain Changes or Events.

            (a) Since December 31, 2005, except as specifically contemplated by, or disclosed in, this Agreement, there have not been any changes, events or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) There has not been any action taken by the Company or any Company Subsidiary during the period from December 31, 2005 through the date hereof, that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 5.1, except for such actions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 3.7 Compliance with Laws.

            (a) The Company and the Company Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, registration, order, grant or other authorization of a Governmental Entity that is required for the operation of the business of the Company or any of the Company Subsidiaries or the holding of any interest in any of their properties (collectively referred to herein as, the "Permits"), except where the failure to have, or the suspension or cancellation of, any Permit would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Permits are not subject to any conditions or requirements that are not generally imposed on the holders thereof, all of such Permits are valid and in full force and effect and neither the Company nor any Material Company Subsidiary has violated the terms of such Permits. No proceeding is pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any Permit.

            (b) Neither the Company nor any Company Subsidiary, and no director, officer, agent or employee acting in his or her capacity as a director, officer, agent or employee of the Company or the Company Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, that in the case of clauses (i), (ii) and (iii) would result, individually or in the aggregate, in a Company Material Adverse Effect.

            (c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in and have been in compliance with, are not in default or violation of, and have not, to the knowledge of the Company, received any notice of non-compliance, default or violation with respect to, any Laws applicable to the business of the Company and the Company Subsidiaries or to which any of its or their properties are bound.

            (d) Neither the Company nor any Company Subsidiary is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

      Section 3.8 Claims, Actions and Proceedings. There are no outstanding orders, writs, judgments, injunctions, decrees or other requirements of any court or arbitrator against the Company, any

Company Subsidiary or any of their securities, assets or properties that would have, individually or in the aggregate, a Company Material Adverse Effect. There are no actions, suits, claims, investigations, arbitrations, legal or administrative proceedings (collectively, "Actions") or, to the knowledge of the Company, any governmental investigations or inquiries pending or overtly threatened, against the Company or any Company Subsidiary or any of their securities, assets or properties, except as would not have, individually or in the aggregate, a Company Material Adverse Effect and other than Actions challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger. As of the date hereof, there are no Actions pending or, to knowledge of the Company, overtly threatened, against the Company or any Company Subsidiary challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger.

      Section 3.9 Contracts and Other Agreements.

            (a) Except for this Agreement, or as set forth in Section 3.9(a) of the Company Disclosure Schedule or in the exhibit lists of the Company SEC Reports, none of the Company nor any Company Subsidiary is a party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a "Contract"): (i) that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed on Form 8 K;
(ii) that (a) contain covenants binding upon the Company or any of its affiliates that restrict the ability of the Company or any Company Subsidiary to compete in any business or in any geographic area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, or (b) grant any exclusive rights to make, sell or distribute the Company's material products and services, or otherwise prohibit or limit in any material respect the right of the Company and the Company Subsidiaries to develop, manufacture, market, sell or distribute any material products or services; provided, however, that this subsection (ii) shall not include Contracts that may be fully canceled by the Company or any Company Subsidiary upon notice of 90 days or less without any material payment or penalty; (iii) that would obligate the Company or any Company Subsidiary to file a registration statement under the Securities Act, which filing has not yet been made; (iv) that involves any license agreement that is material to the Company and the Company Subsidiaries taken as a whole, or is a license for software incorporated into or directly used in any applications that form part of the products or services of the Company or any Company Subsidiary (other than off the shelf software and any software that is not material to any product or replaceable without significant expense or effort) (each a "License Agreement"); (v) relating to indebtedness for borrowed money, guarantees of indebtedness for borrowed money, lines of credit (whether or not drawn), letters of credit, capitalized lease or surety bonds having an outstanding principal amount in excess of $2,000,000 in the aggregate; (vi) that involves acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another person or the Company for aggregate consideration in excess of $3,000,000 that involves continuing or contingent obligations of the Company or the Company Subsidiaries or is not yet consummated; (vii) under which the Company or any Company Subsidiary has advanced or loaned any funds in excess of $1,000,000 or has guaranteed any obligations of another person in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than extensions of credit to customers in the ordinary course of business consistent with past practice, (viii) that would constitute one of the Company's (a) top ten contracts in terms of revenues received from the sale of products or services (as measured by the revenue reasonably expected to be derived therefrom during the twelve (12) months ended December 31, 2006) (the applicable customers being, the "Major Customers")), or (b) top ten contracts with its suppliers or other licensors (determined on the basis of amounts reasonably expected to be paid by the Company or the Company Subsidiaries in the 12 months ended December 31,
2006) (the applicable suppliers or licensors being, the "Major Suppliers"), (ix) that requires the payment by or to the Company or any Company Subsidiary of more than $5,000,000 annually in respect of customers or vendors, (x) that is in respect of any employment, retention, severance or change of control arrangement, in each case with an executive officer of the Company or any Company

Subsidiary, any employee of the Company or any Company Subsidiary who is paid a base salary of $200,000 or more or with the potential for annual or one time payments equal to an aggregate of $300,000 during any 12 month period, (xi) with respect to any property of the Company or any Company Subsidiary, real or personal (whether owned or leased), that involves annual payments in excess of $1,000,000, (xii) that relates to any single or series of related capital expenditures by the Company in excess of $1,000,000, (xiii) to which the Company or any Company Subsidiary is a party constituting a general or limited partnership, a limited liability company or a joint venture (whether limited liability or other organizational form) or alliance or similar arrangement that is material to the business of the Company and the Company Subsidiaries, taken as a whole, (xiv) that relates to any settlement agreement, other than (a) releases immaterial in nature or entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee's or independent contractor's employment with the Company, (b) settlement agreements for cash only (which has been paid or accrued for) and does not exceed $1,000,000 as to such settlement or (c) settlement agreements entered into more than two years prior to the date of this Agreement under which none of the Company or Company Subsidiaries have any continuing obligations, liabilities or rights (excluding releases), in each case material to the Company and the Company Subsidiaries taken as a whole other than settlements listed on another section of the Company Disclosure Schedule or entered into after the date hereof with respect to patent litigation in accordance with Section 5.1, (xv) that relates to conditional sale arrangements or hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are greater than $1,000,000 in the aggregate, (xvi) that involves the entity set forth in Section 3.9(a)(xvi) of the Company Disclosure Schedule and (xvii) to which the Company or any Company Subsidiary is a party that creates a lien or other encumbrance on the assets or properties of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole. Each such Contract described in clauses
(i) through (xvii) is referred to herein as a "Material Contract."

            (b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Contracts is in full force and effect and is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

            (c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary. To the Company's knowledge, no other party to any Material Contract to which the Company or any Company Subsidiary is a party is in breach or violation of, or default under, such Material Contract. A complete and correct copy, subject to redaction if required pursuant to the terms thereof or if required by applicable Law, of each Material Contract has previously been made available by the Company to Parent or filed by the Company with the SEC.

            (d) As of the date of this Agreement, since January 1, 2006, none of the Major Customers or Major Suppliers has (i) terminated or required any amendment materially adverse to the Company or any Material Company Subsidiary to any of their respective contracts with the Company or applicable Company Subsidiary, or otherwise altered in writing their relationships with the Company or applicable Company Subsidiary in any respect materially adverse to the Company or (ii) failed to renew any such contract to the extent such contract was renewable by its terms or the nature of the contract or relationship otherwise expressly contemplated an ongoing purchase or supply relationship.

            (e) In the past three years, neither Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors or principals (as defined in FAR 52.209-5) has been debarred or suspended from doing business with the United States Government or any of its agencies, nor has the Company received written notice that any such suspension or debarment action has been proposed. In the past three years, no show cause notices, notices of termination for default or cure notices have been issued against Company or any of the Company Subsidiaries, except as to any such cure notices, those with respect to which cure has been made in the ordinary course of business. Neither Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors or principals (as defined in FAR 52.209-5) is currently and has not been in the past three years, convicted or under criminal indictment or had a civil judgment rendered against them with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any Contract with the United States Government or any of its agencies. Neither Company nor any of the Company Subsidiaries in the past three years has (i) made any voluntary disclosure regarding material non-compliance relating to any Material Contract with the United States Government or any of its agencies that remains unresolved in any material respect or (ii) ever been denied a security clearance necessary to perform any Contract with the United States Government or any of its agencies unless such clearance has later been granted. To the knowledge of the Company, in the past three years, neither Company nor any of the Company Subsidiaries, nor any of their officers, directors, or employees, has been in material violation of the provisions and requirements of the National Industrial Security Program Operating Manual or the requirements of the Company facility security clearances or the individual security clearances of the officers, directors, or employees. Neither Company nor any of the Company Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign, to any persons, any Contracts with the United States Government or any of its agencies, or any account receivable relating thereto, whether as a security interest or otherwise.

            (f) To the knowledge of the Company, with respect to any Material Contract with the United States Government or any of its agencies, or with any of their prime contractors or subcontractors: (i) no material amount of money due the Company or any of the Company Subsidiaries is being withheld or offset;
(ii) no claim or action for relief or dispute proceeding is pending against the Company or any of the Company Subsidiaries; (iii) no material customer complaint that remains unresolved (as determined in the Company's reasonable discretion) has been received by the Company or any of the Company Subsidiaries; (iv) other than routine cost or pricing audits, neither the Company nor any of the Company Subsidiaries is being audited by the United States Government or any of its agencies; and (v) neither the Company nor any of the Company Subsidiaries, nor any of their respective officers or directors is under administrative, civil, or criminal investigation by the United States Government or any of its agencies.

      Section 3.10 Intellectual Property.

            (a) Section 3.10(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of all United States and foreign Registered Intellectual Property owned by the Company or any Company Subsidiary ("Owned Intellectual Property"). The Intellectual Property owned by and licensed to the Company and the Company Subsidiaries (collectively, the "Company Intellectual Property") constitutes all Intellectual Property used, held for use or necessary for the conduct of the business of the Company and the Material Company Subsidiaries as presently conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Each item of Company Intellectual Property immediately prior to the Effective Time hereunder will be available for use on substantially the same terms and conditions immediately subsequent to the Effective Time, except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not in any material way (i) alter, impair or extinguish any material Company Intellectual Property, or (ii) trigger any obligation to grant rights under any such items or pay any, or accelerate the payment of any, royalties to any third party in excess of the amounts payable prior to the Closing.

            (b) The Company and/or each Company Subsidiary (i) own the entire right, title and interest in and to all of the Owned Intellectual Property, free and clear of all Liens and/or, with respect to intellectual property embedded in the Owned Intellectual Property or otherwise, has the right to use the material Company Intellectual Property licensed for use by the Company or any Company Subsidiary pursuant to the terms of subsisting license agreements, and (ii) has not received any written notice or written claim challenging the Company's or Subsidiary's ownership of the Owned Intellectual Property. Other than as listed on Section 3.10(b) of the Company's Disclosure Schedule, no Owned Intellectual Property has been licensed or a covenant not to sue been granted to a third party other than licenses that accompany the sale or licensing of the Company and Company Subsidiaries products and services in the ordinary course of business consistent with statutory provisions governing the sale of goods.

            (c) Neither the Company nor any Company Subsidiary has infringed upon, misappropriated, diluted or otherwise come into conflict with any Intellectual Property rights of any third parties, other than any such infringement, misappropriation, dilution or conflict which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Other than as listed on Section 3.10(c) of the Company Disclosure Schedule and other than for matters which have been resolved, neither the Company nor any Company Subsidiary has received any written charge, complaint, claim, demand, or notice alleging any infringement, invalidity, unenforceability, misappropriation, misuse or violation of any third party's Intellectual Property rights (including any "invitations to license" or communications that claim that a person must license or refrain from using any Intellectual Property rights of any third party) or of unfair competition relating to third party Intellectual Property rights. There are no Actions pending asserting the invalidity, misuse, infringement or unenforceability of any Owned Intellectual Property. To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any of the material Owned Intellectual Property that is currently used in the Company's material commercial software products except for such infringement, misappropriation or violation which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or each Company Subsidiary has taken commercially reasonable actions to maintain the Company's and each Company Subsidiary's Owned Intellectual Property with the relevant Governmental Entity, including payment of all fees, annuities and all other payments which have heretofore become due to any government authority with respect to the Owned Intellectual Property. To the knowledge of the Company, the Owned Intellectual Property (i) is valid and enforceable and (ii) is not the subject of any opposition filed with the United States Patent and Trademark Office or the corresponding offices of any foreign jurisdiction where such Intellectual Property is owned or registered except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

            (e) The Company and the Company Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance in all material respects with all their obligations to their customers and under applicable Laws. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, there has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any confidential or proprietary data used in the businesses of the Company or a

Company Subsidiary. The use and dissemination of any and all data on concerning individuals by their businesses is in compliance in all material respects with customer agreements and applicable Law.

            (f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no material commercial product marketed or sold by the Company or any Company Subsidiary, uses, incorporates or has embedded in it any source, object or other software code subject to an open source license or other similar type of license (including without limitation, the GNU General Public License, Library Generally Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative license, MIT, Apache or Public Domain Licenses, (each an "Open Source License") such that such product of the Company or such Company Subsidiary is, as a whole, subject to the terms of such Open Source License as such terms pertain to the requirement to distribute the source code for such product.

            (g) To the knowledge of the Company, and except as would not have a Company Material Adverse Effect, no trade secret or any other confidential or proprietary information of the Company or any Company Subsidiary has been disclosed by the Company or any Company Subsidiary to any third party other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such information. The Company and each Company Subsidiary have taken commercially reasonable security measures to protect the confidentiality of their trade secrets and all third party confidential information provided to them that they are legally obligated to maintain in confidence. The Company and each Company Subsidiary has in place a policy and practice whereby they execute confidentiality and Intellectual Property assignment of rights and/or employee assignment of rights agreement with all of their respective employees, consultants and contractors.

            (h) "Intellectual Property" means the entire right, title and interest in and to all intellectual property or other proprietary rights throughout the world of every kind and nature, whether existing under statute or at common law or equity, now or hereafter recognized, including all rights and interests pertaining to or deriving from (a) any (i) fictitious trade business names, trade names, corporate names, registered and unregistered trademarks, service marks and logos, trade dress, together with any goodwill related to the foregoing, (ii) (A) all patents (including all continuations, continuations in part, revisions, renewals, reissues, reexaminations, and divisionals) and any applications therefor ("Patents"), and (B) inventions and discoveries that may be patentable, (iii) copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered, or (iv) all trade secrets, confidential information, customer lists, software, databases, works of authorship, mask works, technical information, data, drawings, blue prints, proprietary processes, formulae, algorithms, models, user interfaces, concepts, ideas, techniques, methods, and methodologies, (b) technical and confidential information, rights of privacy and publicity, moral rights, and shop rights, (c) computer software and firmware programs and systems, source code, object code, databases, and documentation relating to the foregoing, and (d) Internet domain names, and all registrations and applications therefor, and web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and email addresses. Intellectual Property does not include any third party software modules, components or other technology included or incorporated into any Intellectual Property of the Company or any Company Subsidiary. "Registered Intellectual Property" means each of the following included in the Intellectual Property everywhere throughout the world: Patents and statutory invention registrations, registered trademarks, registered service marks, registered copyrights, Internet domain name registrations and the registrations of and applications for registration of any of the foregoing.

      Section 3.11 Real Property; Title to Assets.

            (a) Section 3.11(a) of the Company Disclosure Schedule lists each parcel of real property owned by the Company or any Company Subsidiary (the "Real Property"). The Company or any Company Subsidiary has good, valid and marketable title to all of the Real Property, in each case free and clear of all mortgages, pledges, liens, leases, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, other than (i) liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate liens for construction in progress, (iii) mechanics', materialmen's, workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere individually or in the aggregate with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, materially detract from the value or use of the Real Property or have, individually or in the aggregate, a Company Material Adverse Effect (collectively, "Permitted Liens").

            (b) Section 3.11(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any Company Subsidiary that is currently used in, and material to, the conduct of the business of the Company and the Company Subsidiaries (together with all other real property leased by the Company and the Company Subsidiaries, the "Leased Properties"), with the name of the lessor and the date of the lease or sublease. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable Lease and Permitted Liens. The Company or any Company Subsidiary has good leasehold title to the material Leased Properties, subject to Permitted Liens. There is no pending or, to the Company's knowledge, overtly threatened eminent domain taking affecting any of the material Real Property or the material Leased Properties or any material portion thereof or material interest therein.

            (c) Each of the Company and the Company Subsidiaries is in compliance in all material respects with the terms of all leases to material Leased Properties to which it is a party (each a "Lease" and, collectively, the "Leases"), and each such lease is a legal, valid and binding agreement of the Company or the Company Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Company Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

      Section 3.12 Insurance. The Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all policies or binders of material fire, liability, product liability, workers' compensation, vehicular, directors' and officers' and other material insurance held by or on behalf of the Company and the Company Subsidiaries (collectively, the "Company Insurance Policies") are
(i) except for policies that have expired under their terms, in full force and effect, and (ii) to the knowledge of the Company, valid and enforceable in accordance with their terms. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default with respect to any provision contained in such policy or binder. Neither the Company nor any Company

Subsidiary has (a) received notice of actual or threatened modification or termination of any material Company Insurance Policy, or (b) received notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals.

      Section 3.13 Tax Matters.

            (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers' compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, gain, withholding taxes, any other taxes, and any fees, assessments, liabilities, levies, charges, duties, tariffs, impositions or assessments in the nature of taxes, together with all interest, penalties, fines and additions imposed on or with respect to such amounts, whether disputed or not, including any liability for taxes of a predecessor entity. "Tax Return" (and, with correlative meaning, "Tax Returns") means any return, declaration, report, claim for refund or information return or similar statement filed or required to be filed with any taxing authority or any other Governmental Entity in connection with Taxes, including any attachments thereto and any amendments thereof.

            (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                  (i) All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been filed or will be filed with the appropriate tax authority within the time and in the manner prescribed by Law. All such Tax Returns are true, correct and complete in all respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been timely paid or fully reserved for on the Financial Statements. No claim (which has not been settled and paid or accrued in the Financial Statements) has ever been made in writing by any taxing authority in any jurisdiction in which any of the Company or the Company Subsidiaries does not file a Tax Return that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction. Since January 1, 2003, no adjustment relating to any Tax Return of the Company or any Company Subsidiary has been proposed in writing by any Tax Authority (insofar as such adjustment relates to the activities or income of the Company or any Company Subsidiary).

                  (ii) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

                  (iii) No audit, assessment, examination, dispute, investigation or judicial or administrative proceeding is currently pending or ongoing with respect to any Tax Return or Taxes of the Company or the Company Subsidiaries with respect to which the Company or a Company Subsidiary has been notified orally or in writing. No deficiency for any Taxes has been proposed or assessed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid or accrued in full. All Tax deficiencies determined as a result of any past completed audit with respect to Taxes of the Company and the Company Subsidiaries have been satisfied.

                  (iv) There are no outstanding requests, agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company

      Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or the Company Subsidiaries relating to Taxes is currently in force.

                  (v) With respect to any period ending on or before the date of the latest balance sheet included in the Financial Statements for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and the Company
      Subsidiaries have, in accordance with and to the extent required by GAAP, made accruals for such Taxes in their Financial Statements.

                  (vi) All withholding and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Governmental Entity and to comply with associated reporting and record keeping requirements) have been satisfied or accrued in the Financial Statements.

                  (vii) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person (other than the Company and the Company Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) by contract or as a transferee or successor. No person has any right to any payment from the Company or any Company Subsidiary with respect to any Tax refunds received or due to be received by the Company.

                  (viii) The Company has delivered or made available to Parent complete copies of all Tax Returns of the Company with respect to 2003 and 2004.

                  (ix) Neither the Company nor any Company Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(2).

                  (x) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, or other arrangement (other than an arrangement related to royalties) that the parties treat as a partnership for federal or applicable state, local or foreign Tax purposes.

                  (xi) Except as disclosed in its Tax Returns, neither the Company nor any Company Subsidiary has received approval to make or agreed to a change in any accounting method or has any written application pending with any Tax authority requesting permission for any such change.

                  (xii) The Company has not been a "distributing corporation" or a "controlled corporation" within the meaning of Code section 355(a)(1)(A) in a transaction occurring within the past five years.

                  (xiii) Neither the Company nor any Company Subsidiary is party to or bound by any active closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or offer in compromise with any U.S. Tax authority.

                  (xiv) Neither the Company nor any of the Company Subsidiaries is a party to any indemnification, allocation, sharing or similar agreement, with respect to Taxes that would give rise to a payment or indemnification obligation (other than agreements among the Company and the Company Subsidiaries).

      Section 3.14 Employee Benefit Plans.

            (a) With respect to each material pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, other equity-based, vacation pay, severance pay, cafeteria plan and other plan, program and arrangement for the benefit of any current or former employee, director or consultant of the Company or any Company Subsidiary (collectively, the "Company Employees"), or their beneficiaries, including each "employee benefit plan" (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is not a Foreign Plan (as defined in Section 3.14(h)), and that is sponsored or maintained by the Company and/or by one or more Company Subsidiaries or to which the Company and/or one or more Company Subsidiaries has contributed or under which the Company or any Company Subsidiary has any present or future liability (each, a "Plan"), the Company has delivered or made available to Parent current, accurate and complete copies of each of the following together with, when applicable, all amendments: (i) the Plan, or, if the Plan has not been reduced to writing, a written summary of its material terms, (ii) if the Plan is subject to the disclosure requirement of Title I of ERISA, the summary plan description, and in the case of each other Plan, any similar employee summary, (iii) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter upon which the Company is entitled to rely) issued by the Internal Revenue Service ("IRS"), (iv) if the Plan is subject to the requirement that a Form 5500 series annual report/return be filed, the three most recently filed annual reports/returns, (v) all related trust agreements, group annuity contracts, administrative services agreements,
(vi) for each Plan that is funded, the three most recent financial statements and actuarial reports for each such Plan and (vii) since January 1, 2003, any material communications received from or sent to the IRS or the U.S. Department of Labor relating to an audit or similar process involving the Plan. Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all material Plans.

            (b) There is no entity (other than the Company or any Company Subsidiary) that together with the Company or any Material Company Subsidiary that was, during the five years preceding the date of this Agreement, or currently would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. None of the Plans is a defined benefit plan subject to Title IV of ERISA.

            (c) Each Plan has been established and administered in all material respects in accordance with its terms and the provisions of applicable law, including ERISA and the Code (and the rules and regulations thereunder), and to the knowledge of the Company, nothing has been done or not done with respect to any Plan, the doing or not doing of which could result in any material liability on the part of the Company or any Company Subsidiary under Title I of ERISA or Chapter 43 of the Code. None of the Plans is currently under examination by the IRS or the U.S. Department of Labor. All contributions, premiums and expenses, if any, due under each Plan have been timely made. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter upon which the Company may rely) from the IRS that it is so qualified, and to the knowledge of the Company nothing has occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of such Plan. Each trust created under any such Plan is exempt from tax under Section 501(a) of the Code. No Plan is or has been subject to Section 302 of ERISA or Section 412 of the Code. To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any Company Subsidiary either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414 (b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules or regulations which could result in any material liability on the part of the Company or any Company Subsidiary.

            (d) Except for continuation of health coverage described in Section 4980B of the Code or Section 601 et seq. of ERISA ("COBRA"), no Plan provides for medical, dental, life insurance coverage or any other welfare benefits after termination of employment or for other post-employment welfare benefits.

            (e) No Action (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened against any Plan (including any audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other governmental agencies), except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

            (f) Neither the Company nor any of the Company Subsidiaries has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any defined benefit pension plan subject to Title IV of ERISA, including without limitation any multi-employer plan as defined in
Section 3(37) or Section 4001(a)(3) of ERISA or any multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

            (g) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that would result in the imposition on the Company of a material penalty pursuant to
Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

            (h) Each non-governmental plan maintained, or contributed to, by or on behalf of the Company or any Company Subsidiary applicable to employees of the Company or any Company Subsidiary located outside of the United States (a "Foreign Plan") and each material non-governmental welfare benefit plan maintained or contributed to by or on behalf of the Company or any Company Subsidiary applicable to employees of the Company or any Company Subsidiary located outside of the United States (a "Foreign Welfare Plan"), has been administered in material compliance with its terms and the requirements of all applicable Laws and regulations, and all required contributions to each Foreign Plan and Foreign Welfare Plan have been made. All Foreign Plans that are required to be funded are funded to the extent required in all material respects. There are no Actions (other than routine benefit claims) pending or, to the knowledge of the Company, threatened against any Foreign Plan or Foreign Welfare Plan, or, to the Company's knowledge, no facts or circumstances exist that could give rise to any such Actions, except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect.

            (i) Except as required by applicable Law, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement, would (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement (except as required by the Code or ERISA) (ii) except as contemplated by Section 2 with respect to Options, Restricted Shares and RSUs, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Plan, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Plans.

      Section 3.15 Labor and Employee Matters. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (a) have no direct or indirect liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee and (b) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees. Except as set forth on Section 3.15 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is party to any collective bargaining agreement or other labor union contract or statutory works council applicable to Company Employees, nor to the knowledge of the Company, are there any activities by any labor unions to organize such Company Employees.

      Section 3.16 Environmental Matters.

            (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of the Company Subsidiaries is in violation of any Environmental Law or, except for any violation that has been fully resolved, has violated in the past any Environmental Law; (ii) there is and has been no Release of Hazardous Substances at, on or under (A) any of the properties currently owned, leased or operated by the Company or any of the Company Subsidiaries or, formerly owned, leased or operated by the Company or any of the Company Subsidiaries or, (B) to the knowledge of the Company, any other locations (including any location used for the storage, disposal, recycling or other handling of any Hazardous Substances), that would reasonably be expected to result in a liability or obligation of the Company or any of the Company Subsidiaries; (iii) the Company and the Company Subsidiaries have obtained and are in compliance with all Environmental Permits that are required for the operation of the business of the Company or any of the Company Subsidiaries or the holding of any interest in any of their properties and, except for any noncompliance that has been fully and finally resolved, have at all prior times been in compliance with such Environmental Permits; and (iv) to the knowledge of the Company, there are no actions, orders claims or notices pending or issued to or threatened against the Company or any of the Company Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the Release, threatened Release or management of Hazardous Substances.

            (b) Parent and Merger Sub acknowledge that (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Company or to the Company Subsidiaries or to this Agreement or to its subject matter and (ii) no other representation or warranty contained in this Agreement (including pursuant to Section 3.7) shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

            (c) To the Company's knowledge, the Company has made available to Parent a copy of all material environmental reports, studies, assessments and audits prepared on or after January 1, 1999 with respect to the Company or any of the Company Subsidiaries that are currently in the possession or control of the Company or any of the Company Subsidiaries.

            (d) For purposes of this Agreement:

                  (i) "Environmental Laws" means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Entity, relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, disposal or arranging for disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

                  (ii) "Environmental Permits" means any permit, consent, license, registration, order, grant, approval, notification or any other authorization pursuant to Environmental Law.

                  (iii) "Hazardous Substances" means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

                  (iv) "Release" means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

      Section 3.17 No Breach. The execution, delivery and performance of this Agreement do not and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or by-laws of the Company or the comparable organizational documents of a Material Company Subsidiary, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of or the cancellation or loss of a benefit under, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment or additional rights under or constitute (or with notice or lapse of time, or both, constitute) a default under, any Contract (excluding Permits), (iii) violate any Law applicable to the Company or the Company Subsidiaries or by which any of the Company's or the Company Subsidiaries' assets or properties is bound, (iv) violate any Permit, (v) except for (a) filings with the SEC under the Exchange Act, (b) filings pursuant to the DGCL as contemplated herein, (c) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any merger control, competition or fair trade Law filings in foreign jurisdictions if and to the extent required, (d) filings required with, and approvals required by, the Nasdaq rules and regulations, and (e) the notifications and consents listed on
Section 3.17 of the Company Disclosure Schedule, require any registration or filing with, notice to, or Permit, order, authorization, consent or approval of, any Governmental Entity or any third party pursuant to a Material Contract or any material Lease, or (vi) result in the creation of any Lien on the assets or properties of the Company or a Company Subsidiary (other than Permitted Liens), excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) violations, conflicts, breaches, accelerations, rights or entitlements, defaults and Liens which, and filings, registrations, notices, Permits, orders, authorizations, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, for all purposes of the Agreement, the Company does not make any representation or warranty (pursuant to this Section 3.17 or elsewhere in this Agreement) regarding the effect of the applicable antitrust, merger control, competition or fair trade Laws on its ability to execute, deliver, or perform its obligations under the Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Merger.

      Section 3.18 Board Approvals; Anti-Takeover; Vote Required.

            (a) The Company Board of Directors has (i) duly and validly approved and adopted resolutions addressing all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the Merger, (ii) resolved that the Merger is advisable and in the best interests of the stockholders of the Company, and (iii) subject to the other terms and conditions of this Agreement, resolved to submit this Agreement to the stockholders of the Company and to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger.

            (b) Assuming the accuracy of the representations and warranties set forth in Section 4.8(c), the Company and the Company Board of Directors has taken all action necessary such that no restrictions contained in any "fair price," "moratorium," "control share acquisition," "business combination" or similar statute or regulation or provision in the Company's certificate of incorporation or by-laws, including without limitation Section 203 of the DGCL, or any applicable regulation thereunder, will apply to the execution, delivery or performance of or compliance with this Agreement or the Merger.

            (c) The Company has delivered or made available to Parent a true and correct copy of the Company Rights Agreement, as amended to date, and the Company Board of Directors has taken such action as is necessary to amend the Company Rights Agreement such that the execution, delivery or performance of or compliance with this Agreement and the Merger will not: (i) result in Parent becoming an "Acquiring Person" under the Company Rights Agreement or (ii) result in the grant of any rights to any person under the Company Rights Agreement or enable, require or cause the Company Rights to become exercisable, detach from the Company Common Stock, be exercised or deemed exercised, or be distributed or otherwise triggered.

            (d) Assuming the accuracy of the representations and warranties set forth in Section 4.8(c), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of the Company's stockholders necessary to approve or adopt this Agreement and the transactions contemplated hereby.

      Section 3.19 Financial Advisor.

            (a) The Company Board of Directors has received the opinion of Goldman Sachs & Co. substantially to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders, a signed copy of which will be shown to Parent promptly after it is available following the date hereof.

            (b) Other than Goldman Sachs & Co., no broker, investment banker, financial advisor, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no other brokerage commissions, finders' fees, financial advisor's fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement, commitment or understanding with the Company or any Company Subsidiary, or any action taken by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, complete and correct copy of the Company's engagement letter with Goldman Sachs & Co. prior to the date hereof. Section 3.19(b) of the Company Disclosure Schedule sets forth the Company's good faith estimate as of the date hereof of the amount of all legal and advisory fees and expenses to be incurred by the Company in connection with the Merger.

      Section 3.20 Information in the Proxy Statement. The proxy statement to be provided to the Company's stockholders in connection with the Company Stockholders Meeting (such proxy statement, inclusive of any amendment thereof or supplement thereto, the "Proxy Statement") on the date mailed to the Company's stockholders and at the time of any meeting of the Company's stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, Merger Sub or any Sponsor expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      Section 3.21 Affiliate Transactions. No executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Company Common Stock or any affiliate or family member of any such officer, director or owner (an "Affiliated Party") is a party to any Contract with or binding upon the Company or any Company Subsidiary or has any material interest in any property or assets owned by the Company or any Company Subsidiary or has engaged in any transaction (other than those related to employment or incentive arrangements) with the Company that is material to the Company within the last 12 months, in each case, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      Section 3.22 No Other Representations or Warranties; Investigation by Parent. Except for the representations and warranties contained in this Section 3, and any certificates delivered by the Company in connection with Closing, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person on behalf of the Company makes, nor have Parent nor Merger Sub relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the transaction contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3 or in the corresponding section of the Company Disclosure Schedule. Notwithstanding the foregoing or any other provision of this Agreement, nothing herein shall relieve the Company or any other person from liability for fraud.

      SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT.

      Except as set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), the Parent and Merger Sub hereby jointly and severally make the representations and warranties set forth in this Section 4 to the Company. The section numbers of the Parent Disclosure Schedules are numbered to correspond to the section numbers of this Agreement to which they refer. Any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent.

      Section 4.1 Organization. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent and Merger Sub are duly qualified or licensed as a foreign corporation or organization to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to prevent or materially delay Parent and Merger Sub's ability to consummate the transactions contemplated hereby (a "Parent Material Adverse Effect"). Parent and Merger Sub have been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

      Section 4.2 Authority to Execute and Perform Agreement. Parent and
Merger Sub have the necessary corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation, enforceable against them in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

      Section 4.3 No Conflict; Required Filings and Consents.

            (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) violate in any material respect (A) any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub (including the limited partnership or similar agreements of the Sponsors), or (B) subject to the filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or their properties or assets or (ii) require the consent of, or registration, declaration or filing with, any third party under any Contract to which Parent or Merger Sub is a party or by which their respective assets or properties are bound.

            (b) No consent of, or registration, declaration or filing with, any third party or Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and any appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, (iv) compliance with and filings under the merger control, competition or fair trade Laws of any foreign jurisdiction, if and to the extent required, (v) as set forth in Section 3.17 of the Company Disclosure Schedule and (vi) such items that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

      Section 4.4 Information in the Proxy Statement. The information supplied by Parent and Merger Sub expressly for inclusion in the Proxy Statement will not contain at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      Section 4.5 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger.

      Section 4.6 Financing. Parent has delivered to the Company true and complete copies of (i) the Equity Commitment Letter, dated as of the date hereof (the "Equity Commitment Letter"), by and between Parent and each of Hellman & Friedman Capital Partners V, L.P., JMI Equity Fund V, L.P. and TPG Partners V, L.P. (each, a "Sponsor" and collectively, the "Sponsors"), pursuant to which each Sponsor has committed, subject to the terms and conditions set forth therein, to provide certain of the cash equity financing to Parent in connection with the transactions contemplated hereby, and (ii) the Debt Commitment Letter, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time pursuant to Section 6.8) (the "Debt Commitment Letter"), between Parent and Morgan Stanley & Co. Incorporated, Morgan Stanley Senior Funding, Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC (collectively, the "Lenders"), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide the debt financing set forth therein (the "Debt Financing") to Parent in connection with the transactions contemplated hereby. The Equity Commitment Letter, together with the Debt Commitment Letter, are sometimes referred to collectively herein as, the "Commitment Letters," and the amounts committed pursuant to the Commitment Letters being, the "Financing." As of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect in the form so delivered. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Commitment Letters. Parent has fully paid all commitment fees required in connection with the Debt Commitment Letter. Assuming the satisfaction in full of the conditions set forth in Section 7.2, the aggregate proceeds contemplated by the Commitment Letters will, together with the unrestricted Cash Equivalents net of any tax liabilities associated with making such Cash Equivalents available to pay the Merger Consideration (excluding, for avoidance of doubt, any cash which cannot be distributed, contributed or otherwise delivered to the Company in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests) of the Company and the Company Subsidiaries (assuming that the sum, as of the Effective Time, of such cash and cash received upon the liquidation of all Cash Equivalents, as calculated above, will equal at least $190,000,000), be sufficient when funded for Parent and the Surviving Corporation to pay the aggregate Merger Consideration, Cash Out Amount and any other payments contemplated in this Agreement and to pay all fees and expenses related to the Financing or the Merger. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub on the Closing Date. For avoidance of doubt, it shall not be a condition to Closing for Parent to obtain the Financing or any alternative financing.

      Section 4.7 Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company guarantees, dated the date hereof, of each Sponsor with respect to certain matters on the terms specified therein (the "Guarantees"). Each Guarantee is in full force and effect and has not been amended, withdrawn or rescinded in any respect. Prior to the close of business on the third business day after the date of this Agreement, Parent will cause to be delivered an opinion of counsel for each Sponsor, in each case in form and substance reasonably satisfactory to the Company, as to the authorization of the Guarantee of such Sponsor, which opinion has not been withdrawn or modified.

      Section 4.8 Parent and Merger Sub.

            (a) Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

            (b) Prior to the Effective Time, Parent shall deliver to the Company a complete and correct description of its projected (immediately following the Effective Time) ownership. At the Effective Time, the Sponsors shall own a majority of the outstanding equity interests in Parent, and no Person other than the Sponsors shall own five percent (5%) or more of the outstanding equity interests in Parent. Parent will not, at or immediately following the Effective Time, be owned or controlled by a foreign person or persons for purposes of the International Traffic in Arms Regulations or by a foreign person or persons such that any foreign person(s), directly or indirectly, will own or have beneficial ownership (defined as the power to vote or direct the voting of a security or to impose or direct the disposition of a security) of five percent (5%) or more of the outstanding shares of any class of Parent's equity securities.

            (c) Each of Parent, Merger Sub, each Sponsor and their respective affiliates is not, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Each of Parent, Merger Sub, each Sponsor and their respective affiliates do not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

      Section 4.9 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of any Sponsor, Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with any Sponsor, Parent or Merger Sub, or any action taken by any Sponsor, Parent or Merger Sub other than fees and commissions that would not be borne by the Company in the event the Closing does not occur.

      Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, and any certificate delivered by Parent or Merger Sub in connection with Closing the Company acknowledges and agrees that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes, nor has the Company relied upon or been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder.

      SECTION 5 CONDUCT OF BUSINESS PENDING THE MERGER; NO SOLICITATION; EMPLOYEE MATTERS.

      Section 5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and each Company Subsidiary shall, except as required by Law, as expressly contemplated by this

Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing (not to be unreasonably withheld or delayed), conduct its business in the ordinary course. Without limiting the generality of the foregoing, without the prior written consent of Parent (not to be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and the Company Subsidiaries shall observe the following covenants, in each case except as required by Law or as contemplated by this Agreement or as set forth on Section
5.1 of the Company Disclosure Schedule:

            (a) Affirmative Covenants Pending Closing. The Company agrees that the Company and the Company Subsidiaries shall:

                  (i) Preservation of the Business; Maintenance of Properties; Material Contracts. Use reasonable best efforts to, on a basis consistent with past practices, (A) preserve the business of the Company and the Company Subsidiaries, including without limitation, keeping available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, (B) advertise, promote and market the Company's products, (C) keep the Company's and the Company Subsidiaries material properties substantially intact, to preserve their goodwill and business, to maintain all physical properties in good repair and condition, (D) perform and comply in all material respects with the terms of its Contracts, and (E) maintain, and comply in all material respects with, all Permits;

                  (ii) Insurance. Use reasonable best efforts to keep in effect general liability, casualty, product liability, worker's compensation, directors' and officers' liability and other material insurance policies in coverage scope and amounts (except as contemplated by Section 6.5) substantially similar to those in effect at the date hereof; and

                  (iii) Company Cash. The Company agrees to use reasonable best efforts to take and to cause the Company Subsidiaries to use reasonable best efforts to take, all action reasonably requested by Parent in order to cause all, or such portion as Parent shall request, of the Company's and the Company Subsidiaries' unrestricted Cash Equivalents (excluding, for avoidance of doubt, any Cash Equivalents which cannot be distributed, contributed or otherwise delivered to the Company in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests) to be liquidated and converted into cash of the Company that is available to the Company at the Effective Time to pay as part of the Merger Consideration.

            (b) Negative Covenants Pending Closing. The Company agrees that each of the Company and the Company Subsidiaries shall not:

                  (i) Indebtedness. Other than (x) intercompany transactions among the Company and/or one or more Company Subsidiaries, (y) performance bonds issued in the ordinary course of business, and (z) letters of credit issued in the ordinary course of business consistent with past practice under the Credit Agreement, dated as of September 4, 2002, between the Company and Wells Fargo Bank, National Bank, and the Credit Agreement, dated as of January 26, 2005, between Intergraph Deutschland GmbH and Fortis Bank Germany, each as amended and in effect on the date hereof, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become payable for any indebtedness in an aggregate amount in excess of $3,000,000;

                  (ii) Compensation. (1) Change the compensation payable to any executive officer, officer, employee, agent or consultant or enter into or amend any employment, change in control, bonus, severance, termination, retention or other agreement or arrangement with any officer, employee, agent or consultant of the Company or a Company Subsidiary, or adopt, establish, enter into, amend or terminate, or increase the benefits (including fringe benefits), severance or termination pay under, any employee benefit plan or agreement or otherwise, or otherwise grant any severance or termination pay to any of the foregoing, except (A), in each case, as required by Law or in accordance with existing agreements and (B) in the case of annual increases in salary and wages for employees (other than executive officers), in the ordinary course of business consistent with past practice, or (2) make any loans or advances to any of its directors, officers or employees, agents or consultants, other than advancements of business expenses in the ordinary course in accordance with the Company's existing policies, or make any material change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to a Plan or otherwise; provided, however, that the foregoing clause (1) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees (other than executive officers) or to employees (other than executive officers) in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (excluding equity or equity-based grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

                  (iii) Capital Stock. Split, combine or reclassify any of its capital stock or make any change in the number of shares of its capital stock authorized, issued or outstanding (other than through the exercise of Company Options outstanding on the date hereof or repurchases or cancellation of Restricted Shares in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of Restricted Shares or the exercise of Company Options) or grant, sell or otherwise issue or authorize the issuance of any share of capital stock, any other voting security or any security convertible into, or any option, warrant or other right to purchase (including any equity-based award), or convert any obligation (other than RSUs outstanding on the date hereof) into, shares of its capital stock or any other voting security, declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock, sell, encumber or transfer any shares of its capital stock, or acquire, redeem or otherwise repurchase any shares of its capital stock or any rights, warrants or options to purchase any of its capital stock, or any securities convertible into or exchangeable for any such shares, or amend or alter in any respect, or grant any waiver or exception under, the Company Rights Agreement (including taking any action so that any Person is not an "Acquiring Person" thereunder);

                  (iv) Charter, By Laws and Directors. Amend, or otherwise alter or modify in any respect, the certificate of incorporation or by-laws of the Company or any Material Company Subsidiary in a manner adverse to Parent;

                  (v) Acquisitions. Acquire or license (including by merger, consolidation or acquisition of stock or assets or any other business combination), or enter into any binding memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire or license all or substantially all the assets thereof or equity interests therein of any corporation, partnership, other business or any division thereof, except that the Company can engage in one (and only one) such acquisition having a transaction price less than $3,000,000 without obtaining Parent's prior consent or, in the case of licenses, in the ordinary course of business consistent with past practice; (vi) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license, terminate any lease or license, or otherwise dispose of or encumber any tangible or intangible asset or related assets (including capital stock or other equity interest of any Person, including the Company or a Company Subsidiary) with a value in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than sales and non-exclusive licenses of products and services of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice;

                  (vi) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license, terminate any lease or license, or otherwise dispose of or encumber any tangible or intangible asset or related assets (including capital stock or other equity interest of any Person, including the Company or a Company Subsidiary) with a value in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than sales and non-exclusive licenses of products and services of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice;

                  (vii) Material Contracts/Amendments. Enter into, or permit a Company Subsidiary to enter into (A) any Material Contract that terminates, provides a right to terminate, is modified or results in any payment or penalty as a result of completion of the Merger, (B) any Contract that is material to the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business on terms consistent with past practice; voluntarily terminate or modify in any material respect any Contract of the type specified in subsection (B) other than modifications in the ordinary course of business consistent with past practice;

                  (viii) Capital Expenditures. Authorize any single capital expenditure or purchase of assets, or a series of related expenditures or purchases, in excess of $2,000,000;

                  (ix) Accounting Policies. Except as may be required as a result of a change in Law or GAAP (or any interpretation thereof), change any of the accounting practices or principles used by it;

                  (x) Writing Up or Down Assets. Write up, write down or write off the book value of any assets of the Company and the Material Company Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or the Financial Accounting Standards Board;

                  (xi) Legal. Other than in connection with the settlement of an intellectual property dispute pursuant to which a license may be granted in Intellectual Property of the Company or any Company Subsidiary that is not incorporated in the primary commercial products of the Security, Government & Infrastructure Division or Process, Power & Marine Division of the Company and the Company Subsidiaries which settlement does not involve the Company or any Company Subsidiary making any payments or agreeing to any restrictions on its business, with respect to which settlements the Company agrees to consult with Parent and consider Parent's views in good faith, settle or compromise any pending or threatened suit, action or claim which (a) is material to the Company and the Company Subsidiaries taken as a whole, (b) requires payment to or by the Company or any Company Subsidiary (exclusive of attorney's fees, including success fees) in excess of $1,000,000, (c) relates to the transactions contemplated hereby, (d) involves material restrictions on the business activities of the Company or any Company Subsidiary or other equitable remedies that materially adversely affect the business activities of the Company or any Company Subsidiary, or (e) would involve the issuance of Company securities;

                  (xii) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or any of the Company Subsidiaries (other than the Merger);

                  (xiii) Plans. Except as required by Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any Company Subsidiary, pay any discretionary bonuses to any employee of the Company or any Company Subsidiary, except for the exercise of discretionary elements under existing Plans or arrangements, or change in any material respect the manner in which contributions to any such Plan or arrangement are made or the basis on which such contributions are determined;

                  (xiv) Tax Matters. Except in each case as required by Law or Treasury regulation, make, revoke or change any material Tax election, file any amended Tax Return with respect to any material Tax, settle or compromise any material federal, state, local or foreign Tax liability, surrender any right to claim a material Tax refund, waive any statute of limitations in respect of a material amount of Taxes, agree to an extension of time with respect to an assessment or deficiency for a material amount of Taxes or change any annual Tax accounting period;

                  (xv) Cash Management. (i) Except as requested by Parent, including pursuant to Section 5.1(a)(iii), fail to manage and retain cash and Cash Equivalents and investments in marketable securities in a manner substantially consistent with past practice and in their current jurisdiction and substantially in conformity with the reasonable instructions of Parent, or (ii) intentionally fail to manage accounts payable or accounts receivable in a manner substantially consistent with past practice;

                  (xvi) Merger Financing. Take any action that is intended to materially impair, materially delay or prevent Parent's obtaining of financing contemplated by the Debt Commitment Letter; or

                  (xvii) Obligations. Authorize, commit or obligate itself to do any of the foregoing.

            (c) No Control of the Company's Business. Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or the Company Subsidiaries' operations prior to the Effective Time, (ii) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries' respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Parent shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of counsel, violate applicable anti-trust Law.

      Section 5.2 No Solicitation.

            (a) Each of the Company, the Company Subsidiaries and their respective Representatives (as defined below) has ceased and caused to be terminated all existing solicitations, discussions and negotiations with any persons with respect to any inquiry, offer or proposal from any person or group other than the Parent or any of its affiliates relating to any transaction or proposed transaction or series of related transactions involving: (A) any direct or indirect acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act) of a twenty percent (20%) interest or more in the total outstanding shares of any class of equity or voting securities of the Company or any Material Company Subsidiary or any other Company Subsidiary that is a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (collectively the "Significant Company Subsidiaries"), or any tender offer or exchange offer that if consummated would result in any person or "group" beneficially owning twenty percent (20%) or more of the total outstanding shares of any class of equity or voting securities of the Company,
(B) any sale or disposition of consolidated assets or rights of the Company (including for this purpose the outstanding assets, rights and equity securities of the Company Subsidiaries) to any person or "group" for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock, or
(C) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company or any Significant Company Subsidiary (any of the foregoing inquiries, offers or proposals being an "Acquisition Proposal"). Except as provided in Section 5.2(b), (c) or (d), from the date hereof, until the earlier of the termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents or those of any Company Subsidiary (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate the submission of an Acquisition Proposal,
(ii) enter into any letter of intent, memorandum of understanding, agreement, option agreement or other agreement or arrangement with respect to any Acquisition Proposal, (iii) enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal, or grant any waiver or release under any standstill, or (iv) take any action to (A) other than as contemplated by this Agreement in connection with the Merger, render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or allow the Company Rights to expire prior to their expiration date or (B) exempt any person from the restrictions on "business combinations" contained in Section 203 of the DGCL (or any similar provision) or otherwise cause such restrictions not to apply.

            (b) Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company (i) may (and may authorize and permit its Representatives to), pursuant to a confidentiality agreement with terms and conditions no less favorable in any material respect to the Company than the Confidentiality Agreements (except for such changes as are necessary to allow the Company to comply with the terms of this Agreement), furnish information concerning, and provide access to, its business, properties, employees and assets to any Person (and its Representatives acting in such capacity) that has made an Acquisition Proposal, provided that any such information must be provided to Parent prior to or substantially concurrent with the time of its provision to such third party to the extent not previously made available to Parent, and (ii) may participate, engage or assist in any manner in negotiations and discussions with any Person (and its Representatives acting in such capacity) that has made an Acquisition Proposal with respect to such Acquisition Proposal if, but only if, in the case of both clause (i) and (ii): (x) such Acquisition Proposal provides for any Person or group to acquire, directly or indirectly, a majority of the issued and outstanding shares of Company Common Stock (or a majority of the voting securities of any surviving corporation in a merger or consolidation with the Company) or provides for the acquisition of all or substantially all of the consolidated assets of the Company (a "Takeover Proposal"); (y) such Takeover Proposal was not solicited or initiated in violation of Section 5.2(a) by the Company, any Company Subsidiary or any of their respective Representatives and the Company Board of Directors (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal is, or is reasonably likely to result in, a Takeover Proposal from such Person that is more favorable, from a financial point of view, to the Company's stockholders taking into account all of the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and the likelihood of consummation in light of all financing, regulatory, legal, and other aspects of such proposal, and this Agreement (including any binding written and complete proposal to amend the terms of this Agreement) and for which financing, to the extent required, is then committed and on terms and conditions that the Company Board of Directors (or any committee thereof) determines, after consultation with its financial advisor, are reasonably likely to result in disbursement sufficient for consummation of the transactions contemplated by the Takeover Proposal; and (z) in the good faith opinion of the Company Board of Directors (or any committee thereof), after consultation with outside legal counsel, providing such information or access or participating, engaging or assisting in such negotiations or discussions is or would be in the best interests of the Company and its stockholders and that the failure to take such action could violate the Company Board of Directors' fiduciary duties to the Company's stockholders under applicable Law (a Takeover Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a "Superior Proposal"). The Company shall promptly, and in any event within one business day after receipt of any inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, notify Parent orally and in writing and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to the Company, provide Parent copies or written summaries of such materials as promptly as reasonably practicable. The Company will keep Parent informed on a reasonably prompt basis of the status and any discussions or negotiations (including amendments and proposed amendments) relating to any Takeover Proposal or other inquiry, offer, proposal or request.

            (c) Except as set forth in this subsection (c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Company Board of Directors of this Agreement or the Merger or announce that it has resolved to take such action (any such action under this clause (i), a "Change in Recommendation"),
(ii) approve, recommend or adopt or publicly propose to approve, recommend or adopt any Acquisition Proposal or (iii) approve, recommend, adopt or allow the Company to enter into any letter of intent, memorandum of understanding, option agreement or similar arrangement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in response to a Takeover Proposal that did not arise from a breach by the Company, any Company Subsidiary or any of their respective Representatives of Section 5.2(a), prior to the Company Stockholder Approval (x) the Company Board of Directors (or any committee thereof) shall be permitted to make a Change in Recommendation if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal is a Superior Proposal and that the failure to take such action could violate the Company Board of Directors' fiduciary duties to the Company's stockholders under applicable Law and (y) the Company may enter into a definitive agreement with respect to such Takeover Proposal if the Company Board of Directors (or a committee thereof) has made the determination in clause (x), has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and, concurrently with entering into such definitive agreement, terminates this Agreement pursuant to Section 8.1(g) and pays the applicable termination fee as a condition to such termination. The Company shall not be entitled to terminate pursuant to Section 8.1(g), effect a Change in Recommendation or enter into an agreement with respect to a Superior Proposal unless and until (A) after the third business day following Parent's receipt of a written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of the Superior Proposal that is the basis of such action in such Notice of Superior Proposal, and stating that the Company intends to terminate the Agreement pursuant to Section 8.1(g) or effect a Change in Recommendation, as applicable (it being understood and agreed that (1) in determining whether to cause or permit the Company to so terminate this Agreement, the Company Board of Directors (or a committee thereof) shall take into account any changes to the financial terms of this Agreement proposed by the Sponsor to the Company in any binding written proposal in response to a Notice of Superior Proposal or otherwise, and (2) any material amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (B) the Company has complied in all material respects with this Section 5.2 and (C) in the case of a termination pursuant to Section 8.1(g) to enter into an agreement for a Superior Proposal, the Company has paid, or caused to be paid to, Parent or its designee all amounts due Parent pursuant to Section 8.2 of this Agreement as a result of a termination pursuant to Section 8.1(g).

            (d) Nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Company or the Company Board of Directors (or any committee thereof) from taking and disclosing to the Company's stockholders a position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided that any such disclosure (other than a recommendation of rejection of such tender or exchange offer or a "stop, look and listen" letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation; provided, however, that the Company Board of Directors (or any committee thereof) shall not (A) recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal or take any action under the Company Rights Agreement to facilitate such tender or exchange offer) or (B) withdraw or modify its approval or recommendation of this Agreement and the Merger, unless in each case the applicable requirements of Section 5.2(c) shall have been satisfied.

      Section 5.3 Employee Matters.

            (a) Except as provided in Section 5.3(a) of the Company Disclosure Schedule, until the first anniversary of the Effective Time (the "Benefits Continuation Period"), the Surviving Corporation shall pay or cause to be paid to each employee who continues as an employee of the Company, the Company Subsidiaries or the Surviving Corporation during the Benefits Continuation Period (the "Continuing Employees") salary, wages, cash incentive opportunities, severance, medical benefits and other welfare benefit plans programs and arrangements (with the exception of any equity compensation programs or defined benefit plans) which are at least comparable in the aggregate to those provided prior to the Closing Date under the Plans; provided, that with respect to Continuing Employees who are subject to employment agreements that have not been superseded by agreements with Parent and which are listed in Section 3.9(a)(x) of the Company Disclosure Schedule (the "Employment Agreements"), the Surviving Corporation shall expressly assume such Employment Agreements, and fulfill all obligations thereunder. During the Benefits Continuation Period, the Surviving Corporation shall pay, subject to such terms and conditions as it shall establish and the terms of applicable Employment Agreements, any such Continuing Employee whose employment is involuntarily terminated by the Parent, the Surviving Corporation or any of their Subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to such Continuing Employee under the terms of the severance policy listed in Schedule 3.14(a) of the Company Disclosure Schedule and applicable to such Continuing Employee immediately prior to the date of this Agreement or, if applicable, such Continuing Employee's Employment Agreement. The foregoing provisions of this Section 5.3 shall not be construed or interpreted to restrict in any way the Surviving Corporation's or Parent's ability to amend, modify or terminate any Plan or policy (including, without limitation, to change the entities who administer such Plans or policies, or the manner in which such Plans or policies are administered) to the extent not inconsistent with such foregoing restrictions or any other plan made available to the Continuing Employees or, subject to the terms of applicable Employment Agreements, to terminate any person's employment at any time or for any reason.

            (b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the

Effective Time under the relevant Plan in which such Continuing Employee participated, (ii) provide each such Continuing Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of the Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the extent of such service; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

            (c) Parent and Company acknowledge and agree that the provisions contained in this Section 5.3 shall not create any right in any other Person, including, without limitation, any Continuing Employee or any participant in any Plan, or shall interfere with the right of Parent or the Surviving Corporation to amend, modify or terminate any Plan (subject to the provisions of Section 5.3(a) and (b) above) or to terminate the employment of any Continuing Employee for any reason.

            (d) Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary (to the extent permitted under applicable
Law) to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the Merger or the other transactions contemplated by Section 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      SECTION 6 ADDITIONAL AGREEMENTS.

      Section 6.1 Proxy Statement. The Company shall, as soon as practicable following the date hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Merger Sub shall use their reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should, upon the advice of the Company's outside legal counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly prepare, file with the SEC and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

      Section 6.2 Company Stockholders Meeting. The Company shall, as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.2(c), the Company's Board of Directors (or any committee thereof) shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement. Unless such recommendation shall have been modified or withdrawn in accordance with Section 5.2(c), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other reasonable actions necessary or advisable to secure the vote or consent of the stockholders of the Company that are required by the Nasdaq rules or the DGCL. For avoidance of doubt, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before that meeting is held.

      Section 6.3 Access to Information, Confidentiality. Prior to the Effective Time, except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or entered into with the United States federal government to which the Company or any Company Subsidiary is a party or as would be reasonably expected to violate the attorney-client privilege of the Company or a Company Subsidiary (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its directors, employees, representatives, financial advisors, lenders, legal counsel, accountants and other advisors and representatives, to have such access to the books and records, financial, operating and other data, assets, properties, facilities, plants, offices, employees, auditors, authorized representatives, business and operations of the Company and the Company Subsidiaries as Parent may reasonably request, including access by Parent and its representatives to supporting documentation with respect to the preparation of the financial statements included in the Required Financial Information and, with the consent of the auditor, the independent auditor's work papers relating to such financial statements. Any such investigation and examination shall be conducted at reasonable times upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company's business. In order that Parent may have full opportunity to make such investigation and, provided such persons are bound by the confidentiality agreements, dated as of May 3, 2006, between Sponsors and the Company (the "Confidentiality Agreements"), or have otherwise agreed to be bound to the provisions of such agreement applicable to representatives, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request. The information and documents so provided shall be subject to the terms of the Confidentiality Agreements. No investigation or disclosure pursuant to this Section 6.3 or otherwise shall affect any representation, warranty, covenant in this Agreement of any party hereto (or the remedies with respect thereto) or any condition to the obligations of the parties under this Agreement.

      Section 6.4 Regulatory Filings; Reasonable Efforts.

            (a) As promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall use reasonable best efforts to make and shall cause their affiliates or owners to use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity or any foreign labor organization or works council in connection with the Merger, including, without limitation: (i) the filings identified on Section 3.17 of the Company Disclosure Schedule that are required to be made with a Governmental Entity, (ii) pre-merger notification reports to be filed with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (iii) filings required by the merger notification or control Laws, and any other applicable antitrust or fair trade Law, of any applicable foreign jurisdiction or filings required by any foreign labor organization or works council, (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or (v) any other applicable Laws or rules and regulations of any Governmental Entity relating to, and material to the consummation of, the Merger.

            (b) Subject to restrictions required by Law, each of Parent, Merger Sub, and the Company shall promptly supply, and shall cause their affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to
Section 6.4(a).

            (c) Subject to applicable confidentiality restrictions or restrictions required by Law, each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments or questions from any officials of any Governmental Entity in connection with any filings made pursuant hereto or the Merger itself and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to any applicable Laws and rules and regulations of any Governmental Entity or answers to any questions, or the production of any documents, relating to an investigation of the Merger by any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Without limiting the generality of the foregoing, each party shall provide to the other parties (or their respective advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the Merger. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the Merger shall include representatives of Parent, Merger Sub, and Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Merger by or on behalf of any party.

            (d) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger, including using its reasonable efforts to accomplish the following: (i) the causing of all of the conditions set forth in Section 7 to the other parties' obligations to consummate the Merger to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities required by it and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) required by it, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger to which it is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and
(v) the execution or delivery of any additional instruments necessary to consummate the Merger, and to carry out fully the purposes of, this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the

Surviving Corporation and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Without limiting the foregoing, the parties shall request and shall use reasonable efforts to obtain early termination of the waiting period provided for in the HSR Act. Notwithstanding anything herein to the contrary, Parent agrees to take, and to cause its affiliates and owners to take, whatever action may be necessary to resolve any objections relating to the consummation of the Merger as may be asserted under the HSR Act or any other applicable merger control, antitrust, competition or fair trade Laws with respect to the Merger.

            (e) Notwithstanding anything to the contrary in this Agreement, except as contemplated under Section 6.8, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, none of the Company or any Company Subsidiaries or the Surviving Corporation shall pay or commit to pay to such person whose approval or consent is being solicited any material amount of cash or other material consideration, make any material commitment or incur any material liability or other material obligation due to such person or materially modify any Contract with such person and (ii) neither Parent nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

      Section 6.5 Directors and Officers Indemnification and Insurance.

            (a) The certificate of incorporation and/or by-laws of the Surviving Corporation shall contain provisions with respect to indemnification not less favorable than those set forth in the certificate of incorporation and by-laws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at, or prior to, the Effective Time were directors or officers of the Company.

            (b) The Company shall, to the fullest extent permitted under applicable Law or under the Company's certificate of incorporation, by-laws or any applicable indemnification agreements, and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and, after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, to indemnify, defend and hold harmless each present and former director or officer of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (x) the fact that the Indemnified Party is or was an officer, director, employee, agent or other fiduciary of the Company or a Company Subsidiary or (y) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time. Without limiting the generality of the foregoing, if any Indemnified Party becomes involved in any actual or threatened suit, action, claim, proceeding or investigation with respect to which such Indemnified Party is entitled to indemnification pursuant to this Section 6.5 after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her legal expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is finally judicially determined that such person is not entitled to indemnification. Any determination required to be made, for purpose of this Section 6.5 in advance of final judicial determination, with respect to whether an Indemnified Party's conduct complied with the standards set forth under Delaware law, the Company's certificate of incorporation, by-laws or indemnification agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party.

            (c) Parent shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors, officers, employees or agents existing at or prior to the Effective Time to the fullest extent permitted by applicable Law or, subject to Section 6.5(a), under the relevant certificate of incorporation or by-laws. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which an Indemnified Party would be entitled to indemnification hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.

            (d) At or prior to the Effective Time, the Surviving Corporation shall obtain a "tail" insurance policy from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance that provides coverage for the six years following the Effective Time at least comparable in amount and scope to the coverage provided under the Company's directors and officers insurance policy in effect as of the Effective Time for the individuals who are or were directors and officers of the Company for claims arising from facts or events occurring prior to the Effective Time; provided however, that in no event shall the aggregate premium payable for such "tail" insurance policy exceed the amount set forth on Section 6.5(d) of the Company Disclosure Schedule (the "Maximum Premium"). The Company agrees to consult with Parent and Merger Sub in connection with purchasing such insurance coverage. If the Company is unable to obtain the "tail" insurance described in the first sentence of this Section 6.5(d) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable "tail" insurance as possible for an amount equal to the Maximum Premium.

            (e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or the Company Subsidiaries any of their officers or directors, it being understood and agreed that the indemnification provided for in this
Section 6.5 is not prior to or in substitution for any such claims under such policies.

            (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

      Section 6.6 Director Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Material Company Subsidiary designated by Parent to the Company in writing at least fifteen (15) business days prior to the Closing.

      Section 6.7 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (i) engage in any business activities and will incur no liabilities or obligations other than as expressly contemplated by this Agreement, or (ii) take any action
(a) intended, or that would reasonably be expected, to cause its representations and warranties set forth in Section 4 to be untrue in any material respect; or
(b) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. Parent agrees that it will promptly notify the Company of any assignments under Section 3 of the Equity Commitment Letter by any Investor (as defined in the Equity Commitment Letter) to the extent other than to an affiliated fund of such Investor, and Parent agrees that it will not grant any consent under the last sentence of such Section 3 of the Equity Commitment Letter with respect to an assignment to other than an affiliated fund.

      Section 6.8 Financing.

            (a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) satisfy, in all material respects, on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth therein, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letters (including the flex provisions related to the Debt Financing) or on other terms acceptable to Parent (to the extent not more conditional than those provided in the Debt Commitment Letters), and (iii) consummate the Debt Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when combined with the funds under the Equity Commitment Letters and the unrestricted and freely available cash and short-term investments of the Company and the Company Subsidiaries (excluding, for avoidance of doubt, any cash which cannot be distributed, contributed or otherwise delivered to the Company in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests), to consummate the transactions contemplated by this Agreement on terms and conditions not materially less favorable to Parent in the aggregate and in no event less favorable as to pricing and other economic terms (as determined in the good faith reasonable judgment of Parent) than the Debt Financing as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in
Section 7 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that nothing has occurred and no conditions exist that would cause those conditions to not be satisfied) and (z) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge financing obtained in accordance with this Section 6.8(a)) are available on the terms and conditions substantially as described in the Debt Commitment Letter (or replacements thereof as contemplated by this Section 6.8(a)), then Parent shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the last day of the Marketing Period. For purposes of this Agreement, "Marketing Period" shall mean the first period of 20 consecutive calendar days after the Initiation Date,
(A) throughout which (1) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.8(b) and
(2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Section 7.1 shall be satisfied; provided, that if the Marketing Period has not ended on or prior to December 19, 2006, the Marketing Period shall commence no earlier than January 2, 2007; and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information. For purposes of this Agreement, "Initiation Date" shall mean the first date after the date hereof on which all of which (a) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.8(b), (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled at any time during the next 20-consecutive calendar day period and (c) the conditions set forth in Section
7.1 have been satisfied, provided that in no event shall the Initiation Date be earlier than November 12, 2006. Parent shall give the Company prompt notice of any material breach by any party of the Commitment Letters of which Parent or Merger Sub becomes aware or any termination of the Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of executed copies of the definitive documents related to the Debt Financing (excluding any fee letters, engagement letters or other agreements that are confidential by their terms).

            (b) The Company agrees to provide, and shall cause the Company Subsidiaries and its and their Representatives to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries) including without limitation, (i) participation in meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) furnishing Parent, Merger Sub and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate the Debt Financing or alternative financing, including all financial statements and financial data required to consummate the high yield financing at the time during the Company's fiscal year such offering will be made if such offering were registered under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act (the "Required Financial Information") (and shall allow Parent's Representative the opportunity to review and comment upon the financial statements (including pro forma financial statements) in draft form to the extent such financial statements were not prepared prior to the date hereof),
(iii) assisting Parent, Merger Sub and their financing sources in the preparation of (A) offering documents, business projections, pro forma financial information, private placement memoranda, bank information, memoranda, prospectuses and similar documents for any portion of the Debt Financing or alternative financing, including the offering of the high yield financing, and
(B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent, Merger Sub and their financing sources for any portion of the Debt Financing or the alternative financing, (v) executing and delivering any underwriting or placement agreements, pledge and security documents, other definitive financing documents and delivering such other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (vi) using reasonable best efforts to satisfy the conditions set forth in Exhibit E to the Commitment Letter, (vii) using reasonable best efforts to obtain legal opinions, surveys and title insurance as reasonably requested by Parent, (viii) using reasonable best efforts to cause an independent auditor of the Company to provide an unqualified opinion (to the extent applicable), consents and customary comfort letter with respect to the financial statements included in the Required Financial Information, (ix) providing monthly and quarterly unaudited financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements for the Company Board of Directors, (x) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time; provided that, subject to taking the actions required by clause (xi) below, the Company shall not be required to enter into any purchase agreement for any high-yield debt financing (other than bridge financing), (xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Surviving Corporation immediately following the Effective Time; provided that none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. If this Agreement is terminated prior to the Effective Time, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of Debt Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith). The Company hereby consents to the reasonable use of its and the Company Subsidiaries' logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

      Section 6.9 Public Disclosure. The initial press release concerning the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement (other than a press release or other announcement that primarily relates to a Superior Proposal) to any third party, except as may be required by Law or by any listing agreement with Nasdaq, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, the Company (a) may communicate with customers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the Parent, and Parent and Merger Sub and their affiliates may, subject to taking appropriate steps to ensure the confidentiality of such information (to the extent non-public), disseminate information concerning the Merger or this Agreement or the other transactions contemplated by this Agreement to potential sources of financing for the Merger or such other transactions solely for the purposes of consummating the Debt Financing in accordance with Section 6.8.

      Section 6.10 Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, or would reasonably be expected to cause any condition set forth in Section 7 not to be satisfied in any material respect at the Closing, and (ii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

      SECTION 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PARTIES TO CONSUMMATE THE MERGER

      Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

            (b) Statutes; Court Orders. No statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting consummation of the Merger.

            (c) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control Laws set forth in Section 7.1(c) of the Company Disclosure Schedule, and approvals or waiting periods of Governmental Entities set forth in Section 7.1(c) of the Company Disclosure Schedule to the Merger shall have been obtained or expired, as the case may be.

      Section 7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by Parent or Merger Sub to the extent permitted by applicable Law, that:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 3.2, 3.3, 3.6(a) and 3.18), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.2, 3.3 and 3.18 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The representations and warranties of the Company contained in Section 3.6(a) shall be true and correct as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent a certificate from an officer of the Company, dated the Closing Date, to the foregoing effect.

      Section 7.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by the Company to the extent permitted by applicable Law, that:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the

Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impede the timely consummation of the Merger. The Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Parent and Merger Sub shall each have delivered to the Company a certificate from an officer of the Parent and the Merger Sub, as applicable, dated the Closing Date, to the foregoing effect.

      SECTION 8 TERMINATION, AMENDMENT AND WAIVER.

      Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after the Company Stockholder Approval:

            (a) By mutual written consent of Parent and the Company authorized by the Parent Board of Directors and the Company Board of Directors;

            (b) By either Parent or the Company, if the Merger has not been consummated by March 31, 2007 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement or failure to act in good faith has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date;

            (c) By either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, or there shall exist any statute, rule or regulation, in each case preventing or otherwise prohibiting (collectively, "Restraints") the consummation of the Merger or that otherwise has the effect of making the Merger illegal; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used all reasonable efforts to prevent the entry of and to remove such Restraints to the extent within their control or influence;

            (d) By Parent (if neither it nor Merger Sub is in material breach of it representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be satisfied) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.1 or
7.2 not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied prior to the Termination Date);

            (e) By the Company (i) (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in
Section 7.1 or 7.3 not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied prior to the Termination Date or, if sooner, the date the Company becomes entitled to terminate this Agreement under subsection (ii) below), or (ii) if the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing, and no state of facts or circumstances exists that would cause such conditions to not be satisfied, provided that nothing has occurred and no conditions exist that would cause those conditions to not be satisfied if the Closing were to occur, for purposes of this Section 8.1(e)(ii), on the last day of the Marketing Period) and Parent has failed to consummate the Merger by the last day of the Marketing Period;

            (f) By Parent, if (i) the Company Board of Directors shall have (A) made or resolved to make a Change in Recommendation, (B) failed to recommend against a tender or exchange offer related to an Acquisition Proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act (other than a "stop, look and listen" disclosure), (C) recommended to the stockholders of the Company or approved any Acquisition Proposal or resolved to effect the foregoing or (D) failed to include in the Proxy Statement its recommendation that the stockholders adopt and approve this Agreement and the Merger;

            (g) By the Company, at any time prior to the Company Stockholder Approval, if the Company concurrently enters into a definitive agreement with respect to a Superior Proposal in accordance with, and subject to the terms and conditions of, clause (y) of Section 5.2(c) and at least three business days have passed since the last Notice of a Superior Proposal; provided that, any such purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect unless the Company has paid the applicable termination fee in accordance with Section 8.2; or

            (h) By either Parent or the Company, if upon a vote at a duly held meeting to obtain the Company Stockholder Approval at which a quorum is present, the Company Stockholder Approval is not obtained.

      Section 8.2 Effect of Termination.

            (a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the termination fee required pursuant to this Section 8.2. In the event of termination of this Agreement as provided in Section 8.1 hereof, (i) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in the penultimate sentence of Section 6.3, the indemnification and reimbursement obligations set forth in Section 6.8(b),
Section 8, Section 9, the Confidentiality Agreements (insofar as Parent, Merger Sub and the Company have rights and obligations to each other thereunder) and the Guarantees, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, and (ii) there shall be no liability on the part of Parent, Merger Sub or the Company (or any of their respective affiliates, directors, officers, employees, stockholders, agents or representatives), except as may be provided in Section 8.2(b), (c) or (d), the first sentence of Section 8.2(e), Section 8.2(f),
Section 9.9 or the Guarantees; provided, however, that except as provided in
Section 8.2(e) nothing herein shall relieve any party from liability for fraud or the willful and material breach by Parent or the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            (b) If Parent terminates this Agreement pursuant to Section 8.1(d) or if the Company or Parent terminates this Agreement pursuant to Section 8.1(h), the Company shall promptly pay Parent or its designee the documented and reasonable expenses of Parent referred to in Section 8.3 up to $7,000,000.

            (c) If Parent or the Company terminates this Agreement pursuant to
Section 8.1(f) or Section 8.1(g), respectively, the Company shall pay to Parent or its designee a termination fee of

$33,140,000 concurrently with the termination of this Agreement by the Company or no later than two (2) business days after such termination by Parent, as applicable.

            (d) If Parent terminates this Agreement pursuant to Section 8.1(d) or if Parent or Company terminates this Agreement pursuant to Section 8.1(b) or
Section 8.1(h), and (i) if prior to the date of such termination (but on or after the date hereof) a bona fide Acquisition Proposal is publicly announced or is otherwise communicated to the Company Board of Directors, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is otherwise consummated (which need not be the same Acquisition Proposal), the Company shall pay to Parent or its designee a termination fee of $33,140,000 (less any amounts previously paid or owing pursuant to Section 8.2(b)) concurrently with the execution of such definitive agreement or consummation of such Acquisition Proposal, as the case may be; provided, that solely for purposes of Section 8.2(d), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 5.2(a), except that all references to twenty percent (20%) therein shall be changed to fifty percent (50%).

            (e) In the event this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii) and Parent has failed to consummate the Merger by reason of a failure of Parent or Merger Sub to receive the proceeds of the debt financing contemplated by the Debt Commitment Letter, then Parent shall pay to the Company a fee of $53,020,000 the "Parent Termination Fee") within two (2) business days after such termination by the Company. If the Parent Termination Fee is paid, and Parent and Merger Sub are not otherwise in willful material breach of this Agreement (other than any breach arising from the failure by Parent, after complying with its obligations under Section 6.8 of this Agreement, to obtain the Debt Financing), then the Company's termination of this Agreement and receipt of payment of the Parent Termination Fee shall be the sole and exclusive remedy (except as expressly provided in Section 9.9 with regards to a breach of Section 6.3) against Parent, Merger Sub, Sponsors and any of their respective Representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders (each, a "Parent Party") for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by Parent or Merger Sub or the failure of the Merger to be consummated (such losses or damages, collectively, "Company Damages"). Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of all Parent Parties in the aggregate for all Company Damages shall be limited to $99,420,000 less any Parent Termination Fee paid or payable (the "Parent Liability Limitation"), and in no event shall the Company, any Company Subsidiaries or any of their affiliates seek (and the Company shall cause its affiliates not to seek) any Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any Parent Party in excess of Parent Liability Limitation from any Parent Party in connection therewith and the Company, the Company Subsidiaries and their affiliates shall be precluded from any other remedy against any Parent Party at Law or in equity or otherwise. In addition, notwithstanding anything to the contrary in this Agreement, in all cases, the maximum liability of each Sponsor, directly or indirectly, shall be limited to the express obligations of such Sponsor under their Guarantee. For the avoidance of doubt, subject to the first sentence of this Section 8.2(e), there shall be no liability of any Parent Party for Company Damages other than liability for fraud or the willful and material breach by Parent or the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            (f) The Company and the Parent each acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or the Company would not enter into this Agreement; accordingly, if the Company or Parent fails promptly to pay the amounts due pursuant to Sections 8.2(b), (c),
(d) or (e), respectively, and, in order to obtain such payment, the Company or Parent commences a suit which results in a final non-appealable judgment against the Parent or the Company, the Company or the Parent shall pay to Parent or the Company, as applicable, its reasonable attorneys' fees and expenses actually incurred in connection with such suit, together with interest on the amount of the fee from the date such payment was required to be made until the date such payment is actually made.

            (g) Each of the Company and Parent (for itself and its affiliates, including the Sponsors) hereby agrees, that, upon any termination of this Agreement under circumstances where it is entitled to a termination fee pursuant to Section 8.2(c), 8.2(d) or 8.2(e) and provided such termination fee is paid in full, except as provided in Section 8.2(e) or Section 9.9, the Company or Parent and their respective affiliates shall be precluded from any other remedy against the Company or Parent and their respective affiliates, at Law or in equity or otherwise, and neither the Company or Parent nor any of their affiliates may seek (and the Company or Parent shall cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company, Parent, Sponsors or any of their respective directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.

      Section 8.3 Fees and Expenses. Except as otherwise expressly provided in
Section 8.2 and 6.8(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf (or, with respect to Parent, incurred by Sponsor, Parent's stockholders or on their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Company Stockholder Approval, regulatory filings and notices, the Financing and all other matters related to the closing of the Merger, provided that if the Effective Time shall occur, Parent may require the Surviving Corporation to reimburse Parent for all fees and expenses incurred by Parent and its Affiliates.

      Section 8.4 Amendment. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 8.5 Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

      SECTION 9 MISCELLANEOUS.

      Section 9.1 Entire Agreement. This Agreement, together with the Company Disclosure Schedule and the Parent Disclosure Schedule and the documents and instruments referred to herein that are to be delivered at the Closing, contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreements and the Guarantees, which shall survive execution of this Agreement and shall terminate in accordance with the provisions thereof. EACH

PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES (OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS OR THE GUARANTEES), WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

      Section 9.2 No Survival. None of the representations, warranties and, except as provided in the following sentence, covenants contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9, the agreements of Parent and the Company in Section 6.5,
Section 8.2 and Section 8.3 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

      Section 9.3 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Subject to the provisions of Section 8.2 and 9.9 hereof, Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.3.

      Section 9.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

      If to Parent or Merger Sub:            With copies (which shall not
                                             constitute notice) to:

      Cobalt Holding Company                 Simpson Thacher & Bartlett LLP
      Cobalt Merger Corp                     2550 Hanover Street
      c/o Hellman & Friedman                 Palo Alto, California 94304
      One Maritime Plaza, 12th Floor         Telephone: (650) 251-5000
      San Francisco, CA 94111                Facsimile: (650) 251-5202
      Telephone: (415) 788-5111              Attn.: Richard Capelouto, Esq.
      Facsimile: (415) 788-0176                     Kirsten Jensen, Esq.
      Attn.: David Tunnell
             Arrie Park

      and

      c/o Texas Pacific Group
      301 Commerce Street, Suite 3300

      Fort Worth, TX 76102
      Telephone: (415) 743-1500
      Facsimile: (415) 743-1501
      Attn.: Bryan Taylor
             David Spuria

      If to the Company:                     With copies (which shall not
                                             constitute notice) to:

      Intergraph Corporation                 J. Allen Overby, Esq.
      c/o Chief Financial Officer            Bass, Berry & Sims, PLC
      One Madison Industrial Park IW 2000    315 Deaderick Street, Suite 2700
      Huntsville, AL 35894-0001              Nashville, TN  37238
      Telephone: (256) 730-2000              Telephone: (615) 742-6211
      Facsimile: (256) 730-2048              Facsimile: (615) 742-2711

Any party may by notice given in accordance with this Section 9.4 to the other parties designate another address or person for receipt of notices hereunder.

      Section 9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

            (a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, but without relieving any party (including any assignor) hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            (b) Other than Section 6.5 with respect to the Indemnified Parties thereunder, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Section 9.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to negotiate in good faith to replace such invalid or unenforceable provision of this Agreement, or invalid or unenforceable portion thereof, with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision or portion thereof.

      Section 9.7 Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by the performance of the transactions contemplated herein and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of Law principles that would result in the application of the law of any other state.

      Section 9.8 Submission to Jurisdiction; Waiver. Each of the Company, Parent and Merger Sub irrevocably submits to the jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America) sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such court. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

      Section 9.9 Specific Enforcement; Remedies. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination by Parent or Merger Sub of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedy with respect to any such breach shall be the Parent Termination Fee (if applicable) and, if applicable, the other remedies at Law available to the Company to the extent set forth in
Section 8.2 (subject to the Parent Liability Limitation); provided, however, that the Company shall be entitled to specific performance against Parent and Merger Sub to prevent any breach by Parent or Merger Sub of Section 6.3.

      Section 9.10 Interpretation.

            (a) When a reference is made in this Agreement to a Section, subsection or clause, such reference shall be to a Section, subsection or clause of this Agreement unless otherwise indicated.

            (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (c) This Agreement is the result of the joint efforts of Parent and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

            (d) The words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation." The words "ordinary course of business" shall be deemed to be followed by the words "consistent with past practice."

            (e) The term "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

            (f) To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent, the Company shall be deemed to have satisfied such obligation if the Company or its representatives made such information or document available (or delivered or provided such information or document) to any officer or partner of Parent or Sponsor or any of their respective representatives.

            (g) The disclosure of any matter or item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is a material exception to a representation, warranty, covenant or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality," "Company Material Adverse Effect" or "Parent Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect or a Parent Material Adverse Effect. Certain matters have been disclosed in the Company Disclosure Schedule for informational purposes only.

            (h) The term "person" or "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            (i) The term "knowledge" of the Company shall mean the actual knowledge the officers of the Company listed on Section 9.10(i) of the Company Disclosure Schedule.

            (j) The term "affiliate" or "Affiliate" means a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

            (k) The term "subsidiary" or "Subsidiary," with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

      Section 9.11 No Waiver of Rights. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

      Section 9.12 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

                                          INTERGRAPH CORPORATION

                                          By: /s/ R. Halsey Wise
                                              ---------------------------------
                                          Name: R. Halsey Wise
                                          Title: President & Chief Executive
                                                 Officer

                                          COBALT HOLDING COMPANY

                                          By: /s/ Georgia Lee
                                              ---------------------------------
                                          Name: Georgia Lee
                                          Title: Vice President

                                          COBALT MERGER CORP.

                                          By: /s/ Georgia Lee
                                              ---------------------------------
                                          Name: Georgia Lee
                                          Title: Vice President

                                     ANNEX A

                             INDEX OF DEFINED TERMS

                                                                          SECTION
                                                                         --------
Acquiring Person....................................................      3.18(c)
Acquisition Proposal................................................       5.2(a)
Actions.............................................................          3.8
affiliate...........................................................      9.10(j)
Affiliated Party....................................................         3.21
Agreement...........................................................     Preamble
Benefits Continuation Period........................................       5.3(a)
Book-Entry Shares...................................................       2.4(b)
business day........................................................      9.10(e)
Cash Equivalents....................................................       3.3(h)
Cash Out Amount.....................................................       2.3(c)
Certificate of Merger...............................................          1.3
Certificates........................................................       2.4(b)
Change in Recommendation............................................       5.2(c)
Closing.............................................................          1.2
Closing Date........................................................          1.2
COBRA...............................................................      3.14(d)
Code................................................................          2.5
Commitment Letters..................................................          4.6
Company.............................................................     Preamble
Company Board of Directors..........................................     Recitals
Company Common Stock................................................          2.1
Company Damages.....................................................       8.2(e)
Company Disclosure Schedule.........................................            3
Company Employees...................................................      3.14(a)
Company Insurance Policies..........................................         3.12
Company Intellectual Property.......................................      3.10(a)
Company Material Adverse Effect.....................................       3.1(a)
Company Options.....................................................       2.3(a)
Company Rights......................................................       3.3(e)
Company Rights Agreement............................................       3.3(e)
Company SEC Reports.................................................       3.5(a)
Company Stockholder Approval........................................      3.18(d)
Company Stockholders Meeting........................................          6.2
Company Subsidiary..................................................       3.1(a)
Confidentiality Agreements..........................................          6.3
Continuing Employees................................................       5.3(a)
Contract............................................................       3.9(a)
Controlled Group....................................................      3.14(c)
Debt Commitment Letter..............................................          4.6
Debt Financing......................................................          4.6
DGCL................................................................     Recitals
Dissenting Shares...................................................       2.2(a)
DOJ.................................................................       6.4(a)
Effective Time......................................................          1.3
Employment Agreements...............................................       5.3(a)
Environmental Laws..................................................      3.16(d)

Environmental Permits...............................................      3.16(d)
Equity Commitment Letter............................................          4.6
Equity Plans........................................................       2.3(d)
ERISA...............................................................      3.14(a)
ESPP................................................................       2.3(d)
Exchange Act........................................................       3.3(g)
Exchange Fund.......................................................       2.4(a)
Financial Statements................................................       3.5(b)
Financing...........................................................          4.6
Foreign Plan........................................................      3.14(h)
Foreign Welfare Plan................................................      3.14(h)
FTC.................................................................       6.4(a)
GAAP................................................................       3.5(b)
Governmental Entity.................................................       3.1(a)
Guarantees..........................................................          4.7
Hazardous Substance.................................................      3.16(d)
HSR Act.............................................................         3.17
Indemnified Parties.................................................       6.5(b)
Intellectual Property...............................................      3.10(h)
Initiation Date.....................................................       6.8(a)
IRS.................................................................      3.14(a)
knowledge...........................................................      9.10(i)
Laws................................................................       3.1(a)
Lease...............................................................      3.11(c)
Leased Properties...................................................      3.11(b)
Lenders.............................................................          4.6
License Agreement...................................................       3.9(a)
Liens...............................................................       3.4(a)
Major Customers.....................................................       3.9(a)
Major Suppliers.....................................................       3.9(a)
Material Contract...................................................       3.9(a)
Marketing Period....................................................       6.8(a)
Material Company Subsidiary.........................................       3.1(b)
Maximum Premium.....................................................       6.5(d)
Merger..............................................................       1.1(a)
Merger Consideration................................................       2.1(a)
Merger Sub..........................................................     Preamble
Nasdaq..............................................................       3.1(a)
Notice of Superior Proposal.........................................       5.2(c)
OFAC................................................................       3.5(c)
Open Source License.................................................      3.10(f)
Owned Intellectual Property.........................................      3.10(a)
Parent..............................................................     Preamble
Parent Disclosure Schedule..........................................            4
Parent Liability Limitation.........................................       8.2(e)
Parent Material Adverse Effect......................................          4.1
Parent Party........................................................       8.2(e)
Parent Termination Fee..............................................       8.2(e)
Patents.............................................................      3.10(h)
Paying Agent........................................................       2.4(a)
Per Share Price.....................................................       2.1(a)

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

Permits.............................................................       3.7(a)
Permitted Liens.....................................................      3.11(a)
person..............................................................      9.10(h)
Plan................................................................      3.14(a)
Proxy Statement.....................................................         3.20
Real Property.......................................................      3.11(a)
Registered Intellectual Property....................................      3.10(h)
Release.............................................................      3.16(d)
Representatives.....................................................       5.2(a)
Restraints..........................................................       8.1(c)
Restricted Shares...................................................       2.3(b)
Required Financial Information......................................       6.8(b)
RSUs................................................................       2.3(c)
SEC.................................................................       3.5(a)
Securities Act......................................................       3.5(a)
Significant Company Subsidiaries....................................       5.2(a)
Sponsor.............................................................          4.6
Stock Option Plans..................................................       2.3(a)
Superior Proposal...................................................       5.2(b)
Surviving Corporation...............................................       1.1(a)
Takeover Proposal...................................................       5.2(b)
Tax.................................................................      3.13(a)
Taxable.............................................................      3.13(a)
Taxes...............................................................      3.13(a)
Tax Return..........................................................      3.13(a)
Tax Returns.........................................................      3.13(a)
Termination Date....................................................       8.1(b)

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